UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. _____)

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TEMPUR SEALY INTERNATIONAL, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, KY 40511

TEMPUR SEALY INTERNATIONAL, INC.
Notice of 2020 Annual Meeting of Stockholders

Dear Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend the 2020 Annual Meeting of Stockholders of Tempur Sealy International, Inc. The meeting will be held on Thursday, May 7, 2020 beginning at 8:30 a.m., Central Daylight Time. In light of the public health concerns regarding the coronavirus outbreak (COVID-19), the meeting will be held in a virtual meeting format only. At the meeting, stockholders will:

•elect eight Directors to each serve for a one-year term and until the Director's successor has been duly elected and qualified;
•ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2020;
•hold an advisory vote to approve the compensation of our Named Executive Officers; and
•transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a stockholder of record at the close of business on March 12, 2020, you will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days prior to the meeting at the office of the Corporate Secretary of Tempur Sealy International, Inc. at 1000 Tempur Way, Lexington, Kentucky 40511. The stockholder list will also be available for review during the meeting at http://www.virtualshareholdermeeting.com/TPX2020.

Whether or not you plan to virtually attend the Annual Meeting, please read the Proxy Statement and vote your shares as soon as possible to ensure that your shares are represented at the Annual Meeting. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you virtually attend the meeting. Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. More importantly, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Or, if you prefer, you may vote by mail by returning the proxy card enclosed with the paper copy of your voting materials in the addressed, prepaid envelope provided.

Thank you for your ongoing support of, and continued interest in, Tempur Sealy International, Inc.

Sincerely,

Lexington, Kentucky	SCOTT L. THOMPSON
March 25, 2020	Chairman, President and Chief Executive Officer

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2020:
The 2020 Proxy Statement and 2019 Annual Report are available at http://www.proxyvote.com.

This Proxy Statement contains “forward-looking” statements regarding Tempur Sealy International, Inc.’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in Tempur Sealy International, Inc.’s filings with the Securities and Exchange Commission, including the risk factors discussed under the heading “Risk Factors” under Part I, ITEM 1A of the Annual Report on Form 10-K for the year ended December 31, 2019. We assume no obligation to update any of these forward-looking statements.

TEMPUR SEALY INTERNATIONAL, INC.
1000 Tempur Way
Lexington, Kentucky 40511

PROXY STATEMENT

Annual Meeting of Stockholders to be Held on Thursday, May 7, 2020

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2020 Annual Meeting of Stockholders of Tempur Sealy International, Inc. ("Annual Meeting"). The Annual Meeting will be held at 8:30 a.m., Central Daylight Time, on May 7, 2020. This year's Annual Meeting is a virtual stockholders' meeting. You will be able to attend the Annual Meeting by visiting http://www.virtualshareholdermeeting.com/TPX2020. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

Our principal executive offices are located at 1000 Tempur Way, Lexington, Kentucky 40511. Our telephone number is (800) 878-8889. As used in this Proxy Statement, the terms "we," "our," "ours," "us," "Tempur Sealy," "Tempur Sealy International" and "Company" refer to Tempur Sealy International, Inc. The Proxy Statement, form of proxy and the Notice of Availability will be distributed to our stockholders beginning on or about March 25, 2020.

Whether or not you expect to virtually attend the Annual Meeting, we urge you to vote your shares by phone, via the Internet or by signing, dating, and returning the proxy card enclosed with the paper copy of your voting materials at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Submitting your proxy now will not prevent you from voting your stock at the Annual Meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. More importantly, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Or, if you prefer, you may vote by mail by returning the proxy card enclosed with the paper copy of your voting materials in the addressed, prepaid envelope provided.

Vote in Advance of the Annual Meeting

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxyvote.com	1-800-690-6903
24 hours a day/7 days a week until 11:59 p.m. Eastern Time on May 6, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2020 for shares held in a Plan.	Toll-free 24 hours a day/7 days a week until 11:59 p.m. Eastern Time on May 6, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2020 for shares held in a Plan.	Sign and date the proxy card and return it in the enclosed postage-paid envelope.

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You may access, view and download this year's Proxy Statement and 2019 Annual Report on Form 10-K at http://www.proxyvote.com.

Vote Online During the Annual Meeting

You will be able to vote your shares at the Annual Meeting (other than shares held through Shareworks by Morgan Stanley, formerly Solium), which must be voted prior to the Annual Meeting. In order to vote at the Annual Meeting, go to http://www.virtualshareholdermeeting.com/TPX2020. You will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

FREQUENTLY ASKED QUESTIONS REGARDING THE ANNUAL MEETING

Q: Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

A: Under rules adopted by the Securities and Exchange Commission ("SEC"), we are permitted to furnish proxy materials (including our 2019 Annual Report on Form 10-K) to our stockholders on the Internet, rather than mailing paper copies to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials (the "Notice of Availability") by U.S. or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice of Availability tells you how to access and review the proxy materials and vote your shares. If you would like to receive a paper copy of our proxy materials free of charge, follow the instructions in the Notice of Availability.

Q: When is the Record Date and who may vote at the Annual Meeting?

A: Our Board of Directors (also referred to as the "Board" with the members of the Board referred to as "Directors") set March 12, 2020 as the record date for the Annual Meeting. All stockholders who owned Tempur Sealy International common stock of record at the close of business on March 12, 2020 may virtually attend and vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On March 12, 2020, there were 52,098,525 shares of Tempur Sealy International common stock outstanding. The common stock is the only class of securities eligible to vote at the Annual Meeting. There are no cumulative voting rights.

Q: How many shares must be present at the Annual Meeting?

A: A majority of Tempur Sealy International's outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if you:

•Are virtually present at the Annual Meeting and vote during the Annual Meeting through http://www.virtualshareholdermeeting.com/TPX2020; or
•Have properly submitted a proxy card, via the Internet, telephone or by mail.

Abstentions and "broker non-votes" (as further described below) are counted as present and entitled to vote for purposes of determining a quorum.

Q: What proposals will be voted on at the Annual Meeting?

A: There are three proposals scheduled to be voted on at the Annual Meeting:

•Election of eight (8) Directors to each serve for a one-year term and until the Director's successor has been duly elected and qualified (Proposal One).
•Ratification of the appointment of the firm of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2020 (Proposal Two).
•Advisory vote to approve the compensation of our Named Executive Officers (Proposal Three).

Q: What is the voting requirement to approve the proposals?

A: Assuming a quorum is present at the Annual Meeting, the following votes will be necessary to approve the proposals described in this Proxy Statement:

•Each Director shall be elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. The term "majority of the votes cast" means that the number of shares voted "for" a Director must exceed the number of shares voted "against" that Director, and for purposes of this calculation, abstentions, "broker non-votes" and "withheld votes" will not count as votes cast.
•Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2020 requires the affirmative vote of the majority of shares present or represented by proxy and entitled to vote at the Annual Meeting.
•Approval of the advisory vote on the compensation of our Named Executive Officers requires the affirmative vote of the majority of shares present or represented by proxy and entitled to vote at the Annual Meeting.

•For proposals other than the election of Directors, abstentions are counted as votes present and entitled to vote and have the same effect as votes "against" the proposal.
•Broker non-votes, if any, will be handled as described below.

Q: If I hold my shares in a brokerage account and do not provide voting instructions to my broker, will my shares be voted?

A: Under New York Stock Exchange ("NYSE") rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions. Generally, brokerage firms may vote to ratify the appointment of independent auditors (Proposal Two) and on other "discretionary" or "routine" items in absence of instructions from the beneficial owner. In contrast, brokerage firms may not vote to elect Directors (Proposal One) or on stockholder or other proposals, including Proposal Three in this Proxy Statement, because those proposals are considered "non-discretionary" items. Accordingly, if you do not instruct your broker how to vote your shares on these "non-discretionary" matters, your broker will not be permitted to vote your shares on these matters. This is referred to as a "broker non-vote." Broker non-votes are counted for purposes of determining the number of shares present at the Annual Meeting, but will not be counted or deemed to be present, represented or voted for purposes of the number of shares entitled to vote.

Q: What is Tempur Sealy International's voting recommendation?

A: Our Board of Directors recommends that you vote your shares "FOR" each of the nominees to the Board (Proposal One), "FOR" the ratification of the appointment of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2020 (Proposal Two) and "FOR" the advisory vote to approve the compensation of Named Executive Officers (Proposal Three).

Q: How would my shares be voted if I do not specify how they should be voted?

A: If you sign and return your proxy card without indicating how you want your shares to be voted, the persons designated by the Board to vote the proxies returned pursuant to this solicitation will vote your shares as follows:

•Proposal One: "FOR" the election of eight (8) Directors to each serve for a one-year term and until the Director's successor has been duly elected and qualified.
•Proposal Two: "FOR" the ratification of the appointment of the firm of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2020.
•Proposal Three: "FOR" the advisory vote to approve the compensation of our Named Executive Officers.

Q: Does Tempur Sealy International expect other business to be presented at the Annual Meeting?

A: Our Board is not aware of any business to be transacted at the Annual Meeting other than as described in this Proxy Statement. If any other item or proposal properly comes before the Annual Meeting (including, but not limited to, a proposal to adjourn the Annual Meeting in order to solicit votes in favor of any proposal contained in this Proxy Statement), the proxies will be voted as the Board recommends by the persons designated by the Board to vote the proxies.

Q. How do I virtually attend the Annual Meeting?

A: You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on March 12, 2020, the record date, or hold a valid proxy for the Annual Meeting. Stockholders may attend the Annual Meeting by visiting the following website: http://www.virtualshareholdermeeting.com/TPX2020. You will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

Q: How may I vote my shares during the Annual Meeting?

A: If you choose to virtually attend the Annual Meeting and want to vote during the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. However, even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q: How may I vote my shares without attending the Annual Meeting?

A: You may vote by proxy. We recommend you vote by proxy even if you plan to virtually attend the Annual Meeting. You may always change your vote at the Annual Meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct.

If your shares are held in your name, you may vote by proxy in three convenient ways:

Via Internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy materials.

By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy materials.

In Writing: Complete, sign, date and return your proxy card in the enclosed postage-paid envelope.

You may vote by Internet or telephone until 11:59 p.m. Eastern Time on May 6, 2020 for shares held directly and until 11:59 p.m. Eastern Time on May 4, 2020 for shares held in Shareworks by Morgan Stanley (formerly Solium). Proxy cards submitted by mail must be received by the time of the Annual Meeting for your shares to be voted as indicated on that proxy.

If your shares are held in street name (with your broker or bank), you may vote by submitting voting instructions to your broker, bank or nominee. Please refer to the instructions provided to you by your broker, bank or nominee.

If you provide specific voting instructions and follow the other instructions contained herein, your shares will be voted as you have instructed.

Q: How may I change my vote after I return my proxy card?

A: You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by voting again at a later date via Internet or telephone or by signing and submitting a new proxy card with a later date by mail or by attending the Annual Meeting and voting through http://www.virtualshareholdermeeting.com/TPX2020. Attending the Annual Meeting will not revoke your proxy unless you specifically request it. If your shares are held for you by a broker, bank or nominee, you must contact the broker, bank or nominee to revoke a previously authorized proxy.

Q: Where can I find the voting results of the Annual Meeting?

A: The preliminary voting results will be announced at the Annual Meeting. The final results will be published on Form 8-K within four business days of the Annual Meeting once the final results are known.

BOARD OF DIRECTORS' MEETINGS, COMMITTEES OF THE BOARD
AND RELATED MATTERS

Corporate Governance

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We believe we operate under governance practices that are transparent, up-to-date and appropriate for our industry.

The following materials related to corporate governance, including our Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available on our investor website at: http://www.investor.tempursealy.com/overview under the caption "Corporate Governance":

•Corporate Social Values Report
•Supplier Code of Conduct
•Seventh Amended and Restated By-Laws ("By-Laws")
•Core Values
•Corporate Governance Guidelines
•Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
•Policy on Complaints on Accounting, Internal Accounting Controls and Auditing Matters
•Amended and Restated Certificate of Incorporation, as amended ("Certificate of Incorporation")
•Audit Committee Charter
•Compensation Committee Charter
•Nominating and Corporate Governance Committee Charter
•Lead Director Charter
•Related Party Transactions Policy
•Governance Ethics Line Information
•Conflict Minerals Policy
•Clawback Policy
•Contact the Lead Director (by email)

Copies of these materials may also be obtained, free of charge, by writing to: Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, Kentucky 40511, Attention:  Investor Relations. Please specify which documents you would like to receive.

Certificate of Incorporation and By-Laws; Majority Voting for Directors

The Company's By-Laws provide that a Director in an uncontested election will be elected by a majority of the votes cast at the Annual Meeting. In the event that the number of votes "against" a Director exceeds the number of votes "for" that Director, that Director must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept the resignation. In an election for Directors where the number of nominees exceeds the number of Directors to be elected - a contested election - the By-Laws provide that each Director shall be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter. Neither Tempur Sealy International's Certificate of Incorporation nor its By-Laws provide for a classified Board.

Board of Directors' Meetings

The Board held six meetings in 2019. The SEC requires disclosure of the name of any Director who, during the last full fiscal year (calendar year 2019), attended fewer than 75% of the aggregate of the total number of meetings of (i) the Board during the period for which he or she has been a Director and (ii) all committees of the Board on which the Director served during the periods that he or she served. Each Director attended more than 75% of the combined total number of meetings of the Board and its committees held in 2019 during the period in which he or she served as a Director or committee member.

Board and Committee Independence; Audit Committee Financial Experts

Our Corporate Governance Guidelines provide that the Board shall consist of a majority of Directors who are independent within the meaning of the NYSE rules governing the composition of the Board and its committees (the "NYSE Independence Rules"). On the basis of information solicited from each Director, the Board has determined that none of Evelyn S. Dilsaver, Cathy R. Gates, John A. Heil, Jon L. Luther, Richard W. Neu, Arik W. Ruchim or Robert B. Trussell, Jr. have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) within the meaning of the NYSE Independence Rules and accordingly are "independent" for purposes of the NYSE Independence Rules.

The Board has also determined that each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is "independent" as defined in the NYSE Independence Rules and the rules of the SEC.

On the basis of information solicited from each member of the Audit Committee, the Board has also determined that all members of the Audit Committee are "audit committee financial experts" within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and have "accounting or related financial management expertise" within the meaning of the applicable NYSE Rules. See "Election of Directors-Nominees to Board of Directors" for disclosure regarding such audit committee financial experts' relevant experience. The Audit Committee is an "audit committee" for purposes of Section 3(a)(58) of the Exchange Act.

The Board has determined that Scott L. Thompson, who serves as Chairman, President and Chief Executive Officer of Tempur Sealy, does not qualify as an independent director under the NYSE Independence Rules.

Board Leadership Structure

As stated in its Corporate Governance Guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer ("CEO"). In connection with its search for a new CEO in 2015, both the search committee created for this purpose and the Board concluded that in order to attract a high quality CEO candidate with the experience and leadership skills desired, the Board would be willing to offer the candidate a position that included the Chairman role. Accordingly, in connection with hiring Mr. Thompson as Chairman and CEO, the Board created the Lead Director role as an integral part of a Board leadership structure that promotes strong, independent oversight of our management and affairs. The Lead Director must be independent as determined by the Board in accordance with the NYSE Independence Rules.

Following the 2016 Annual Meeting, Mr. Neu assumed the role of the Lead Director. The Lead Director:

•presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors;
•has the authority to call meetings of the independent Directors;
•serves as the principal liaison between the Chairman and the independent Directors;
•consults with the Chairman regarding all information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information;
•consults with the Chairman regarding meeting agendas for the Board;
•consults with the Chairman regarding the frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items;
•recommends to the Nominating and Corporate Governance Committee and to the Chairman selections for the membership and chairman position for each Board committee;
•interviews, along with the chair of the Nominating and Corporate Governance Committee, all Director candidates and makes recommendations to the Nominating and Corporate Governance Committee;
•is invited to attend meetings of all other committees of the Board (other than meetings of committees on which he or she is already a member); and
•has authority to retain outside advisors and consultants who report directly to the Board of Directors on Board-wide issues.

The Board believes that no single leadership model is universally or permanently appropriate, but that the current leadership structure is the most effective and best serves the Company at this juncture. The Board will continue to review and consider whether the roles of the Chairman and CEO should be combined or separated in the future as part of its regular review of the Company's governance structure.

Board of Directors' Role in Risk Oversight

The Board is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment and risk management functions. As discussed elsewhere in this Proxy Statement, the Board has delegated primary responsibility for reviewing and oversight of certain areas of the Company to the relevant Board committees that regularly report to the full Board. The Board has delegated to the Audit Committee primary responsibility for independent, objective oversight with respect to the Company's accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance as well as data privacy and cybersecurity risks. The Compensation Committee has primary responsibility for oversight of risk related to compensation matters. The Nominating and Corporate Governance Committee has primary responsibility for oversight of risk associated with the Company's leadership structure and corporate governance maters.

The Board believes that full and open communication between senior management and the Board is essential to effective risk oversight. Senior management attends all regularly-scheduled Board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the Board on risk management-related or any other matters. The Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

Committees of the Board

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which is composed entirely of independent directors. Each committee operates under a written charter adopted by the Board. Each charter is available on our investor website at http://www.investor.tempursealy.com/overview under the caption "Corporate Governance" and available in print upon request. The following table identifies the current committee members.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Evelyn S. Dilsaver	Chair		√
Cathy R. Gates	√
John A. Heil	√		Chair
Jon L. Luther		Chair	√
Richard W. Neu	√	√
Arik W. Ruchim		√	√

The Audit Committee

The Audit Committee is responsible for providing independent, objective oversight with respect to Tempur Sealy International's accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance as well as data privacy and cybersecurity risks. The Audit Committee met nine (9) times in 2019. Some of the Audit Committee's responsibilities include:

•reviewing the scope of internal and independent audits;
•reviewing the Company's quarterly and annual financial statements and related SEC filings;
•reviewing the adequacy of management's design and assessment of internal controls over financial reporting;
•reviewing the Company's accounting policies and procedures and significant changes in accounting policies;
•reviewing the Company's business conduct, legal and regulatory requirements and ethics policies and practices;
•reviewing the Company's policies with respect to risk assessment and risk management, including with respect to data privacy and cybersecurity;
•reviewing information to be disclosed and types of presentations to be made in connection with the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•preparing an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation;

•reporting regularly to the Board on the committee's activities;
•preparing and publishing an annual audit committee report in the Company's proxy statement; and
•appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees.

The Audit Committee has established whistleblower procedures, which provide for (a) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Tempur Sealy International also has a confidential, anonymous reporting system via telephone and web-based, both of which are available to all employees. All reports are treated confidentially.

The Compensation Committee

The Compensation Committee assists the Board in fulfilling its oversight responsibilities relating to compensation. The Compensation Committee met six (6) times in 2019. Some of the Compensation Committee's responsibilities include:

•reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the CEO, evaluating at least once a year the CEO's performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the CEO's annual compensation, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;
•reviewing and approving on an annual basis, with the input of the CEO, the corporate goals and objectives with respect to the Company's compensation structure for all executive officers (other than the CEO), including perquisites and other personal benefits, and evaluating at least once a year the executive officers' performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the annual compensation for these executive officers, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;
•reviewing on an annual basis the Company's compensation policies, including salaries and annual incentive bonus plans, with respect to the compensation of employees whose compensation is not otherwise set by the Compensation Committee;
•reviewing the Company's incentive compensation and stock-based plans and approving changes in such plans as needed, subject to any approval of the Board required by applicable law or the terms of such plans, and having and exercising all the authority of the Board with respect to the administration of such plans;
•reviewing on an annual basis the Company's compensation structure for its Directors and making recommendations to the Board regarding the compensation of Directors;
•reviewing at least annually the Company's compensation programs with respect to overall risk assessment and risk management, particularly with respect to whether such compensation programs encourage unnecessary or excessive risk taking by the Company;
•reviewing and discussing with management the "Compensation Discussion and Analysis," and based on such review and discussions, making recommendations to the Board regarding inclusion of that section in the Company's proxy statement for any annual meeting of stockholders;
•preparing and publishing an annual executive compensation report in the Company's proxy statement;
•reviewing and recommending to the Board for approval the frequency with which the Company will conduct Say-on-Pay Votes and reviewing and approving the proposals regarding Say-on-Pay Vote and the frequency of the Say-on-Pay Vote to be included in the Company's proxy statement for any annual meeting of stockholders;
•reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
•conducting an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation; and
•reporting regularly to the Board on the committee's activities.

The Compensation Committee, in its role as administrator under the Company's previous Amended and Restated 2003 Equity Incentive Plan, as amended (the "2003 Equity Incentive Plan"), and under the Company's current Amended and Restated 2013 Equity Incentive Plan (the "2013 Equity Incentive Plan"), recommended, and the Board approved, the delegation of authority to the Company's President and CEO to grant equity awards under those plans within certain specified parameters.

The Compensation Committee engages an independent executive compensation consultant to advise the Compensation Committee on matters related to executive and director compensation. For a further description of the services the compensation consultant provided, see "Executive Compensation and Related Information - Compensation Discussion and Analysis" in this Proxy Statement.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in fulfilling some of its oversight responsibilities relating to director nominations and corporate governance matters. The Committee met five (5) times in 2019. Some of the Nominating and Corporate Governance Committee's responsibilities include:

•identifying individuals qualified to become members of the Board;
•recommending to the Board Director nominees to be presented at the Annual Meeting of Stockholders and to fill vacancies on the Board;
•developing appropriate criteria for identifying properly qualified director candidates;
•annually reviewing the composition of the Board and the skill sets and tenure of existing Directors and discussing longer-term transition issues;
•annually reviewing and recommending to the Board members for each standing committee of the Board;
•monitoring and participating in the Company's overall stockholder communications effort so that all of the communications elements are unified and consistent;
•members of the Committee, individually or collectively, may attend, with management, meetings with stockholders of the Company when requested by the Board or management;
•establishing procedures to assist the Board in developing and evaluating potential candidates for executive positions, including the CEO;
•reviewing various corporate governance-related policies, including the Code of Business Conduct and Ethics, the Related Party Transactions Policy, and the Policy on Insider Trading and Confidentiality and recommending changes, if any, to the Board;
•reviewing and evaluating related party transactions;
•developing, annually reviewing and recommending to the Board corporate governance guidelines for the Company;
•establishing procedures to exercise oversight of the Company's adherence to such guidelines and the evaluation of the Board and Company management;
•reviewing at least annually the reports on the Company prepared by the major proxy advisory firms and providing a report to the Board;
•developing and overseeing, when necessary, a Company orientation program for new Directors and a continuing education program for current Directors and periodically reviewing these programs and updating them as necessary;
•making recommendations to the Board in connection with any Director resignation tendered pursuant to the Company's Amended and Restated By-Laws;
•preparing an annual evaluation of the committee's performance and reporting to the Board on the results of this self-evaluation; and
•reporting regularly to the Board on the committee's activities.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Jon L. Luther (Chair), Richard W. Neu and Arik W. Ruchim. None of these members is a current or former officer or employee of Tempur Sealy International or, to our knowledge, has any interlocking relationships as set forth in applicable SEC rules that require disclosure as a Compensation Committee interlock.

Policy Governing Related Party Transactions

Our Board has adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of any transaction, arrangement or relationship, or series of such transactions, arrangements or relationships (including indebtedness or guarantees of indebtedness), in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year end and involving the Company and its Directors, executive officers, beneficial owners of more than 5% of the Company's common stock or any such party's respective immediate family members or affiliates. In reviewing a transaction, an arrangement or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party's interest in the transaction, arrangement or relationship.

Policies Governing Director Nominations

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee evaluates and recommends candidates for membership on our Board consistent with the needs and goals of the Company's business. In performing this role, the Nominating and Corporate Governance Committee regularly assesses the size and composition of the Board. It conducts an annual review with the Board relating to the Board's composition and recommends, if necessary, measures to be taken so that the Board's membership reflects an appropriate balance of knowledge, experience, skills, expertise and diversity. The Nominating and Corporate Governance Committee also ensures that the Board contains at least the minimum number of independent directors required by applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company's business and, in furtherance of this goal, periodically proposes the addition or removal of members in order to obtain the appropriate balance of members and skills.

Consistent with the Company's policies, Board members should possess certain attributes and experience that are conducive to representing the best interests of our stockholders, including independence, a reputation for integrity, honesty and adherence to high ethical standards, the ability to exercise sound business judgment, substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company's management. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure that good corporate governance is practiced. No individual may stand for election to the Board if he or she would be age 75 or older at the time of the election unless the Board takes action to waive this requirement each year following the affected Director's 74th birthday.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating Director nominees, including whether the nominee has specific strengths that would augment the existing skills and experience of the Board, such as an understanding of and experience in international business, accounting, governance, finance or marketing and whether the nominee has leadership experience with public companies or other sophisticated and complex organizations. Further, consideration is given to having a diversity of background, experience, skill and perspective among the Directors, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality, and that the Directors represent a range of differing professional positions, industry sectors, expertise and geographic representation. In addition, the Nominating and Corporate Governance Committee is responsible for considering the tenure of existing Directors and longer-term Board composition transition issues. The Board does not have a specific policy with respect to the diversity of its Directors, and diversity is only one consideration when selecting and nominating Directors.

In addition to fulfilling the above criteria, seven of the eight nominees for re-election named above are considered independent under the NYSE Independence Rules. Mr. Thompson, the Company's Chairman, President and Chief Executive Officer, is not considered independent under the NYSE Independence Rules. The Nominating and Corporate Governance Committee believes that all seven nominees are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, investing, finance, manufacturing, consumer products, sales, marketing and international business. Set forth below are the conclusions reached by the Board with regard to its nominees.

Ms. Dilsaver brings significant accounting, auditing and financial skills, based on her training as an accountant and her senior positions at a number of financial services companies, including in the role of chief financial officer.

Ms. Gates brings a wealth of experience in auditing, accounting and financial reporting to the Board gained through her past service as an Assurance and Managing Partner of Ernst & Young LLP.

Mr. Heil has served in positions of president, chief executive officer or chief operating officer of a number of food and consumer products companies, and has significant manufacturing, marketing and managerial experience.

Mr. Luther brings a strong track record of profitably growing large global consumer branded businesses, with a keen understanding of the consumer, and notable brand development expertise. He has significant relevant experience as a CEO and as a director of other high-performance public companies.

Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Mr. Ruchim brings significant investment and financial expertise, as well a strong record of stockholder value creation and expertise in senior management recruitment and compensation.

Mr. Thompson serves as our Chairman, President and Chief Executive Officer and brings more than two decades of executive leadership experience, and a history of strategic focus, enhancing high-performance teams and stockholder value creation.

Mr. Trussell, as former Chief Executive Officer and a principal founder of the Company, brings management and mattress industry experience and an historical perspective to the Board.

Process for Identifying and Evaluating Director Nominees

As discussed above under "Director Qualifications and Review of Director Nominees," the Nominating and Corporate Governance Committee reviews annually the size and composition of the Board and makes recommendations to the Board regarding any measures to be taken. In addition, the Nominating and Corporate Governance Committee has established a process for identifying potential candidates when appropriate and evaluating nominees for Director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders in accordance with the By-Laws, the Nominating and Corporate Governance Committee believes that the process it uses to identify and evaluate nominees for Director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company's mission. If the Board has identified a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board, the Nominating and Corporate Governance Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Nominating and Corporate Governance Committee's specified qualifications. The Nominating and Corporate Governance Committee may also receive recommendations from existing Directors, executive officers, stockholders, key business associates and trade or industry affiliations. The Nominating and Corporate Governance Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under "Director Qualifications and Review of Director Nominees." The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

In 2019, the Company did not employ a search firm or pay fees to any third party to either search for or evaluate Board nominee candidates.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee considers director candidates recommended by our stockholders in accordance with the Company's By-Laws. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under "Director Qualifications and Review of Director Nominees" and follows the same process set forth above under "Process for Identifying and Evaluating Director Nominees."

Stockholders may also nominate director candidates pursuant to a "proxy access" provision in the Company's By-Laws. Pursuant to the proxy access provision, a stockholder or group of stockholders meeting certain eligibility requirements may nominate directors (up to the greater of two or twenty percent of the number of directors then in office) to serve on the Board and have those nominees included in the Company's proxy solicitation materials. The eligibility requirements include the requirement to continuously hold an aggregate of three percent or more of the voting power of the Company's outstanding common stock for at least three years prior to submitting notice of a nomination, with up to twenty stockholders being able to aggregate their holdings to meet this requirement. Any stockholder recommendations of Director nominees proposed for consideration by the Nominating and Governance Committee should include the information required by our By-laws and should be addressed in writing to the Committee, care of: Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, Kentucky 40511, Attention: Corporate Secretary. The Company's By-Laws permit stockholders to nominate Directors for consideration at our 2021 annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading "Stockholder Proposals for 2021 Proxy Statement."

Designation of, and Communication with, Tempur Sealy International's Board of Directors through its Lead Director

As described in more detail above, the Board has designated Mr. Neu as the Lead Director. Stockholders or other interested parties wishing to communicate with our Board may contact the Lead Director by email at presidingdirector@tempursealy.com or by going to Tempur Sealy International's investor website at http://www.investor.tempursealy.com/overview under the caption "Corporate Governance" and then "click here to email the Lead Director." Regardless of the method you use, the Lead Director will be able to view your unedited message subject to and in accordance with our internal review policies. The Lead Director, in consultation with management, will determine whether to relay your message to other members of the Board.

Executive Sessions

Executive sessions, or meetings of the outside (non-management) Directors without management present, are held regularly. In 2019, the independent Directors met several times in executive session without members of management present. Executive sessions are led by the Lead Director.

Charitable Contributions

Tempur Sealy International has not made charitable contributions to any charitable organization for which a Director serves as an executive officer that exceeded the greater of $1.0 million or 2% of such organization's consolidated gross revenues for any single year within the preceding three years.

Board Member Attendance at Annual Meetings

In accordance with our Corporate Governance Guidelines, all continuing Directors are generally expected to attend the Annual Meeting of Stockholders. At our last Annual Meeting of Stockholders, which was held on May 9, 2019, all the members of the Board attended.

PROPOSAL ONE

ELECTION OF DIRECTORS

Board of Directors

Tempur Sealy International's Board currently consists of eight members, each serving a one-year term. The current Directors are: Evelyn S. Dilsaver, Cathy R. Gates, John A. Heil, Jon L. Luther, Richard W. Neu, Arik W. Ruchim, Scott L. Thompson and Robert B. Trussell, Jr. Each of the nominees for election to the Board is currently a Director of Tempur Sealy International. The nominees, if elected, will each serve a one-year term until Tempur Sealy International's Annual Meeting of Stockholders in 2021 or until his or her respective successor is elected and qualified. Each of the nominees has consented to serve a one-year term. There are no family relationships among our executive officers and Directors.

VOTE REQUIRED

Each Director will be elected by the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting. In the event that the number of votes "against" a Director exceeds the number of votes "for" that Director, that Director must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board whether to accept the resignation. The Board of Directors will then consider the recommendation and make a decision to accept or reject the resignation within 90 days after the certification of the election results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES:

Nominees to Board of Directors

Evelyn S. Dilsaver, 64, has served as a member of Tempur Sealy International's Board since December 2009. Ms. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management from July 2004 until September 2007. Prior to that, Ms. Dilsaver held various senior management positions with The Charles Schwab Corporation since December 1991, including Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management and Chief Financial Officer for U.S. Trust Company. Ms. Dilsaver is also a member of the board of directors of HealthEquity, Inc., a non-bank health savings trustee, Bailard Private Real Estate Fund, as well as Blue Shield of California and other non-profit boards. She also serves as a member of the advisory board of Protiviti Inc., a global consulting company. During the past five years, Ms. Dilsaver also served as a director of Aeropostale, Inc., a specialty retailer. Ms. Dilsaver is a certified public accountant and holds a B.S. degree in accounting from California State University-Hayward. Ms. Dilsaver brings to the Board a long professional career in finance, accounting and general management and considerable experience with consumer-oriented businesses as a senior executive of a large investment management firm and her many years of serving as a director of companies in a variety of businesses.

Cathy R. Gates, 61, was elected to serve as a member of Tempur Sealy International's Board on July 5, 2018. Prior to her retirement in June 2017, Ms. Gates served as an Assurance Partner at Ernst & Young LLP in Tulsa, Oklahoma. From 2008 until 2017, she served as the Managing Partner of that office. Ms. Gates began working at Ernst & Young LLP in 1986, and during her tenure there worked with both public and privately-held clients throughout the southwestern United States in the retail/commercial products, transportation, manufacturing and contract drilling industries. Ms. Gates' areas of expertise include working with internal audit departments, coordinating financial statement audits, accounting and financial reporting. She currently serves on the Tulsa Area United Way Board of Directors and the Walton College of Business Dean's Executive Advisory Board at the University of Arkansas. She previously served on the Tulsa Regional Chamber of Commerce Board of Directors. Ms. Gates holds a Masters of Science in Accounting from the University of Arkansas. Ms. Gates brings a wealth of experience in auditing, accounting and financial reporting to the Board gained through her past service as an Assurance and Managing Partner of Ernst & Young LLP.

John A. Heil, 67, has served as a member of Tempur Sealy International's Board since March 2008. From February 2005 until his retirement in April 2013, he served as President of United Pet Group, Inc., a global manufacturer and marketer of pet food and supplies and a subsidiary of Spectrum Brands, Inc. Spectrum Brands, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in February 2009 and emerged from bankruptcy protection on August 28, 2009. From 2000 to February 2005, he served as United Pet Group's President and Chief Executive Officer. Mr. Heil was a member of the board of directors and the audit committee of VCA Antech, Inc., a NYSE listed company, from February 2002 until October 2017, and previously served as a director of that company from 1995 to 2000. Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H.J. Heinz Company in various executive and general management positions including President of Heinz Pet Products. Mr. Heil holds a B.A. degree in economics from Lycoming College. Mr. Heil's long career in management and the branded consumer products arena brings to the Board a remarkable depth of operational and strategic experience.

Jon L. Luther, 76, has served as a member of Tempur Sealy International's Board since May 2015. He served as Chief Executive Officer of Dunkin' Brands Group, Inc. from January 2003 to January 2009 and Chairman from March 2006 to January 2009. In January 2009, he assumed the role of Executive Chairman and became non-Executive Chairman from July 2010 until his retirement in May 2013. Prior to Dunkin' Brands, Mr. Luther was President of Popeyes, a division of AFC Enterprises, Inc., from February 1997 to December 2002. Prior to Popeyes, Mr. Luther served as President of CA One Services, a subsidiary of Delaware North Companies, Inc., a global food service and hospitality company, and served as President and CEO of Benchmark Services, Inc., a food services company he founded. Earlier in his career, Mr. Luther held various senior leadership positions at Marriott Corporation and ARAMARK. Mr. Luther currently serves as a director of Six Flags Entertainment Corporation, the world's largest regional theme park company, where he serves on the compensation committee. He also serves a director of Inspire Brands, Inc. and as an advisory board member of Staple Street Capital Group, LLC. From April 2011 until November 2016, Mr. Luther served as a member of the Board of Directors of Brinker International, Inc. Mr. Luther holds a degree in hotel and restaurant management from Paul Smith's College as well as Honorary Doctorate degrees from four colleges and universities. He is Chairman Emeritus of the Culinary Institute of America; as well as, past Chairman of the International Franchise Association. Mr. Luther brings to the Board a strong track record of profitably growing large global consumer-branded businesses, with a keen understanding of the consumer, and notable brand development expertise. He has significant relevant experience as a CEO and as a director of other high-performance public companies.

Richard W. Neu, 64, has served as a member of Tempur Sealy International's Board since October 2015. Mr. Neu's professional career has spanned over 35 years. For the last 14 years Mr. Neu has served in a variety of Board roles. Mr. Neu currently serves on the board of directors, as chair of the audit committee and as a member of the executive committee of Huntington Bancshares Incorporated, and as a member of the board of directors of Oxford Square Capital Corp. Until the sale of the company in 2012, he was the lead director and a member of the audit committee and governance committee of Dollar Thrifty Automotive Group, Inc. Mr. Neu also served as a director of MCG Capital Corporation, a business development corporation, from 2007 until its sale in 2015, and during this period served as chairman of the board from 2009 to 2015 and as Chief Executive Officer from November 2011 to November 2012. Mr. Neu served from 1985 to 2004 as Chief Financial Officer of Charter One Financial, Inc., a major regional bank holding company, and a predecessor firm, and as a director of Charter One Financial, Inc. from 1992 to August 2004. Mr. Neu previously worked for KPMG as a senior audit manager. Mr. Neu received a B.B.A. from Eastern Michigan University with a major in accounting. Mr. Neu has extensive knowledge and experience handling complex financial and operational issues through his service as both a director and executive officer of a variety of public companies.

Arik W. Ruchim, 39, has served a member of Tempur Sealy International's Board since May 2018. Mr. Ruchim is a Partner at H Partners, an investment management firm and one of Tempur Sealy International's larger shareholders. Prior to joining H Partners in 2008, Mr. Ruchim was at Creative Artists Agency and Cruise/Wagner Productions. Mr. Ruchim currently serves as a director of Six Flags Entertainment Corporation, the world's largest regional theme park company, where he serves on the compensation committee and the nominating and corporate governance committee. He previously served as a director of Remy International, Inc., a global manufacturer of automotive parts, and as a director of Dick Clark Productions, a television production company. Mr. Ruchim serves as a member of the University of Michigan's Tri-State Leadership Council, a group dedicated to enhancing educational opportunities for undergraduate and graduate students. Mr. Ruchim has a Bachelor of Business Administration with Distinction from the University of Michigan. Mr. Ruchim brings to the Board a strong business and financial background and extensive investment experience.

Scott L. Thompson, 61, has served as Chairman of Tempur Sealy International's Board and as its President and CEO since September 2015. He previously served as Chief Executive Officer and President of Dollar Thrifty Automotive Group, Inc. until it was purchased by Hertz Global Holdings, Inc. in 2012. Prior to serving as CEO and President, Mr. Thompson was a Senior Executive Vice President and Chief Financial Officer of Dollar Thrifty. Prior to joining Dollar Thrifty in 2008, Mr. Thompson was a consultant to private equity firms, and was a founder of Group 1 Automotive, Inc., a NYSE and Fortune 500 company, serving as its Senior Executive Vice President, Chief Financial Officer and Treasurer. Mr. Thompson served as Chairman of Dollar Thrifty from December 2011 to September 2012. He served as a member of the board of directors, and, for part of that time as the Non-Executive Chairman, of Houston Wire & Cable Company, a publicly-traded provider of industrial products, from November 2007 to September 2015. Mr. Thompson also served as a member of the board of directors of Conn's, Inc., a publicly-traded retailer of consumer furniture, from June 2004 to September 2015 and of Asbury Automotive Group, Inc., a publicly-traded automotive retailer, from January 2015 to February 2018. Mr. Thompson earned a Bachelor of Business Administration degree from Stephen F. Austin State University in Nacogdoches, Texas, and began his career with a national accounting firm. Mr. Thompson brings to the Board extensive financial, operational and entrepreneurial experience in his roles as an executive officer and director of publicly traded companies.

Robert B. Trussell, Jr., 68, has served as a member of Tempur Sealy International's Board or its predecessors since 2002. Mr. Trussell served as CEO of Tempur Sealy International or its predecessors from November 2002 until his retirement in May 2006. From 1994 to December 2004, Mr. Trussell served as President of the Company and its predecessors. Prior to joining the Company's predecessor in 1994, Mr. Trussell was involved internationally in the thoroughbred race horse industry including several start-up businesses. He is currently the director of Clean Media LLC, a brand safe digital advertising company and serves on the board of several Catholic non-profit organizations. Mr. Trussell received his B.S. degree from Marquette University. As former Chief Executive Officer and a principal founder of Tempur Sealy International, Mr. Trussell brings to the Board significant management and mattress industry experience and an historical perspective.

Executive Officers

Certain information as of March 12, 2020, about our executive officers is set forth in the following table and accompanying text:

Name	Age	Position
Scott L. Thompson	61	Chairman of the Board, President and Chief Executive Officer
Bhaskar Rao	54	Executive Vice President and Chief Financial Officer
H. Clifford Buster, III	50	Executive Vice President, President U.S., Direct to Consumer
David Montgomery	59	Executive Vice President, Global Business Strategy and Development
Thomas A. Murray	51	Executive Vice President, Chief Marketing Officer, Marketing U.S.
Steven H. Rusing	55	Executive Vice President, President, U.S. Sales
Scott Vollet	56	Executive Vice President, Global Operations

Bhaskar Rao was appointed to serve as Executive Vice President and Chief Financial Officer of Tempur Sealy International in October 2017. Mr. Rao joined Tempur Sealy International as Director of Financial Planning and Analysis in January 2004 and, from April 2011 until his appointment as Executive Vice President and Chief Financial Officer, served as Senior Vice President and Chief Accounting Officer. From January 2004 to April 2011, he held various roles of increasing responsibility in the Company's finance and accounting organization. From 2002 until December 2003, Mr. Rao was employed by Ernst & Young as a Senior Manager in the assurance and business advisory group, and from 1994 until 2002, he was employed by Arthur Andersen. Mr. Rao earned B.A. degrees in Accounting and Economics from Bellarmine University. Mr. Rao is also a Certified Public Accountant.

H. Clifford Buster, III was appointed to serve as Executive Vice President, President U.S., Direct To Consumer in January 2020. Mr. Buster joined Tempur Sealy International as Executive Vice President, Direct to Consumer, North America in September 2017. From February 2015 to August 2017, Mr. Buster served as the Chief Financial Officer of Berkshire Hathaway Automotive, Inc. From November 2013 to January 2015, Mr. Buster served as an Executive Vice President at Exeter Financial Corp. Mr. Buster has also held leadership positions at Dollar Thrifty Automotive Group, Inc., Helix Energy Solutions Group, Inc. and Group 1 Automotive, Inc. Mr. Buster earned a Bachelor of Accountancy from the University of Mississippi.

David Montgomery joined Tempur Sealy International in February 2003 and serves as Executive Vice President, Global Business Strategy and Development, with responsibilities including marketing and sales. From 2001 to November 2002, Mr. Montgomery was employed by Rubbermaid, Inc., where he served as President of Rubbermaid Europe. From 1988 to 2001, Mr. Montgomery held various management positions at Black & Decker Corporation, most recently as Vice President of Black & Decker Europe, Middle East and Africa. Mr. Montgomery received his B.A. degree, with honors, from L'Ecole Superieure de Commerce de Reims, France and Middlesex Polytechnic, London.

Thomas A. Murray was appointed to serve as Executive Vice President, Chief Marketing Officer, Marketing U.S. in January 2020. Mr. Murray joined Tempur Sealy International in May of 2018 as Senior Vice President, Marketing. From 1994 to 2007, Mr. Murray was employed by The Gillette Company, which became a part of The Procter & Gamble Company in 2005. Following his tenure with Procter & Gamble, Mr. Murray transitioned to Senior Vice President of Marketing positions within a number of industry-leading consumer technology companies, including TomTom, Inc. from 2007-2011 and again in 2012-2014, Carbonite, Inc. from 2011-2012 and ADT, Inc. from 2014-2017. Mr. Murray earned a B.A. from Fairfield University in 1990 and attended the University of Connecticut Graduate School of Business.

Steve Rusing was appointed to serve as Executive Vice President, President, U.S. Sales in January 2020 after serving as Senior Vice President, U.S. Sales for Tempur Sealy International beginning in March 2016. Mr. Rusing joined Sealy Corporation in June 1992 and held various account management roles with increasing responsibility. From June 1996 until October 2002 he served as District Sales Manager. In November 2002 he was appointed Vice President of Sales for the West Region until June 2006. From July 2006 to December 2007 he served as Vice President of National Accounts. In January 2008 he was appointed Senior Vice President of National Accounts and held the same role at Tempur Sealy International starting in June 2013. Mr. Rusing earned a B.A. degree in Management from Wayne State University.

Scott Vollet joined Tempur Sealy International in August 2009 and currently serves as Executive Vice President, Global Operations. From 1987 to 2009, Mr. Vollet was employed by Texas Instruments Incorporated, Gemini Management Consulting and Lexmark International, Inc. Mr. Vollet was previously Vice President of Tempur Sealy Global Supply Chain. He began leading the Global Operations team at Tempur Sealy International in 2013. Mr. Vollet earned a B.S. in Industrial Engineering from the University of Missouri and an M.B.A. from the University of Dallas.

PRINCIPAL SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 12, 2020, regarding the beneficial ownership of our outstanding equity securities by:

•each person known to beneficially own more than 5% of Tempur Sealy International's outstanding common stock;
•each of Tempur Sealy International's Directors and Named Executive Officers (as defined below in "Executive Compensation and Related Information"); and
•all of Tempur Sealy International's Directors and executive officers as a group.

Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of any option or the conversion of other types of securities. Common stock subject to these options, warrants and rights is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. As of the close of trading on March 12, 2020, there were 52,098,525 shares of common stock outstanding, which is used to calculate the percentages in the table below.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
Name of Beneficial Owner:	Number of Shares	Percentage of Class
5% Stockholders:
The Vanguard Group	4,475,216(1)	8.27
BlackRock, Inc.	4,232,291(2)	7.80
H Partners Management, LLC	3,700,000(3)	6.80
Manulife Financial Corporation	3,547,573(4)	6.56
Route One Investment Company, L.P.	3,167,523(5)	5.90

Named Executive Officers and Directors:
Scott L. Thompson	870,455(6)(7)	1.65
Bhaskar Rao	67,331(7)	*
Richard W. Anderson	74,948(7)	*
David Montgomery	360,692(7)	*
Scott Vollet	59,196(7)	*
Evelyn S. Dilsaver	35,492(7)	*
Cathy R. Gates	4,204	*
John A. Heil	32,863(7)	*
Jon L. Luther	20,244(7)	*
Richard W. Neu	46,181(7)	*
Arik W. Ruchim	see Note(3)	see Note(3)
Robert B. Trussell, Jr.	20,246(7)(8)	*
All Executive Officers and Directors as a group (15 persons):	1,673,147(7)	3.14
* Represents ownership of less than 1% of class.

(1)	Amounts shown reflect the aggregate number of shares of common stock held by The Vanguard Group based on information set forth in an amendment to Schedule 13G filed with the SEC on February 12, 2020. The Vanguard Group reported sole voting power over 26,488 shares, shared voting power over 7,481 shares, sole dispositive power over 4,447,061 shares and shared dispositive power over 28,155 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(2)	Amounts shown reflect the aggregate number of shares of common stock held by BlackRock, Inc. based on information set forth in an amendment to Schedule 13G filed with the SEC on February 6, 2020. BlackRock, Inc. reported sole voting power over 4,037,363 shares and sole dispositive power over all 4,232,291 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)	Amounts shown reflect the aggregate number of shares of common stock held by H Partners Management, LLC and certain of its affiliates based on information set forth in an amendment to Schedule 13D filed with the SEC on February 19, 2020. H Partners Management, LLC reported shared voting power and shared dispositive power over all 3,700,000 shares. H Partners, LP and H Partners Capital, LLC reported shared voting power and shared dispositive power over 2,697,900 shares. Rehan Jaffer, as the managing member of H Partners Management, LLC and H Partners Capital, LLC, respectively, reported shared voting power and shared dispositive power over all 3,700,000 shares. The address of H Partners Management, LLC and its subsidiaries and affiliates described herein is 888 Seventh Avenue, 29th Floor, New York, NY 10019. Mr. Ruchim, a Partner at H Partners, may be deemed to have voting and dispositive power with respect to certain of these shares. Mr. Ruchim disclaims beneficial ownership of these shares, except to the extent of his respective pecuniary interests.
(4)	Amounts shown reflect the aggregate number of shares of common stock held by Manulife Financial Corporation through its indirect, wholly-owned subsidiaries based on information set forth in an amendment to Schedule 13G filed with the SEC on February 12, 2020. Manulife Investment Management (US) LLC ("MIM-US") reported sole voting power and sole dispositive power over 3,547,573 shares. Manulife Investment Management Limited ("MIML") reported sole voting power and sole dispositive power over 63,970 of the shares. The address of Manulife Financial Corporation and MIM-US is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5. The address of MIML is 197 Clarendon Street, Boston, MA 02116.
(5)	Amounts shown reflect the aggregate number of shares of common stock held by Route One Investment Company, L.P. ("Route One") and certain of its affiliates based on information set forth in a Schedule 13G filed with the SEC on February 14, 2020. Route One, ROIC, LLC and Route One Investment Company, LLC ("General Partner") each reported shared voting power and shared dispositive power over 3,167,523 shares. Route One Offshore Master Fund, L.P. ("Master Fund") reported shared voting power and shared dispositive power over 1,881,124 shares. William F. Duhamel, Jr. and Jason E. Moment, as control persons of Route One, ROIC, LLC and the General Partner, reported shared voting and shared dispositive power over 3,167,523 shares. The address of Route One and its affiliates other than the Master Fund is One Letterman Drive, Building D, Suite DM 200, San Francisco, CA 94129. The address of the Master Fund is c/o Citco Fund Services (Cayman Islands) Limited, 89 Nexus Way, Camana Bay, P.O. Box 31106SMB, Grand Cayman, Cayman Islands.
(6)	Includes 113,591 shares of common stock which are the result of the vesting of restricted stock units, however payout of the vested common shares is deferred until thirty days following termination of his employment.
(7)	Includes the following number of shares of common stock which a Director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 12, 2020, or that will become exercisable within 60 days after that date, or other equity instruments which are scheduled to vest and convert into common shares within 60 days after that date:
	Name	Number of Shares	Name	Number of Shares
	Scott L. Thompson	637,587	Evelyn S. Dilsaver	7,610
	Bhaskar Rao	38,475	Cathy R. Gates	—
	Richard W. Anderson	20,010	John A. Heil	—
	David Montgomery	109,238	Jon L. Luther	1,669
	Scott Vollet	35,338	Richard W. Neu	921
	H. Clifford Buster, III	9,406	Arik W. Ruchim	—
	Thomas Murray	2,180	Robert B. Trussell, Jr.	—
	Steven H. Rusing	8,675
	All Executive Officers and Directors as a Group (15 persons):			871,109
(8)	Includes 10,000 shares of common stock owned by RBT Investments, LLC, Robert B. Trussell, Jr. and Martha O. Trussell as tenants in common.

Agreements with H Partners

2017 Agreement. On June 26, 2017, the Company entered into a Non-Disclosure and Standstill Agreement (the "2017 Agreement") with Usman Nabi, a Director of the Company at the time (referred to in the 2017 Agreement as the "Director"), and H Partners Management, LLC ("H Partners"); H Partners, LP; H Partners Capital, LLC; P H Partners LTD; H Offshore Fund LTD; and Rehan Jaffer (together with H Partners, the "H Partners Group"), which collectively beneficially owned 3,700,000 shares of the outstanding common stock of the Company, par value $0.01 per share (the "Common Stock") as of February 19, 2020.

The 2017 Agreement provides for (i) certain confidentiality obligations for the Director, (ii) the ability of the Director to disclose Confidential Information (as defined in the 2017 Agreement) to his legal counsel and to other parties within the H Partners Group for the purpose of assisting him in the performance of his duties as a Director of the Company, (iii) requiring compliance with the Company's Insider Trading Policy (as defined in the 2017 Agreement) and the Company's "trading window" and preclearance requirements, and (iv) customary "standstill" provisions that generally prohibit each H Partners Group Member (as defined in the 2017 Agreement) from taking specified action with respect to the Company and its securities, including, among others: (x) acquiring beneficial ownership of twenty percent (20%) or more of the Company's then outstanding Common Stock in the aggregate (among all of the H Partners Group Members and their Affiliates and Associates (as defined in the 2017 Agreement)) or (y) seeking or in any way assisting or facilitating any other person in seeking, among other things, to acquire control of the Company or to engage in certain other extraordinary transactions with respect to the Company or any of its subsidiaries or any material portion of its or their businesses, all as more fully described in the Agreement. The 2017 Agreement contains no restrictions on the ability of the H Partners Group to vote its shares of Common Stock, including in any proxy contest, or to transfer its Common Stock. In addition, the standstill provisions under the 2017 Agreement do not purport to prevent the Director or any other Director from exercising his or her rights to comply with his or her fiduciary duties as a Director of the Company or from participating in board room discussions or private discussions with other members of the Board.

Either the Company or the Director may terminate the right described above to share information at any time by written notice. The date these rights terminate, either in accordance with the terms of the 2017 Agreement or otherwise, is referred to as the "Information Termination Date." The standstill provisions described above terminate six months after the Information Termination Date.

The above summary of the terms of the 2017 Agreement does not purport to be complete and is qualified in its entirety by reference to the 2017 Agreement, a copy of which is filed as an exhibit to the Company's Current Report on Form 8-K filed on June 28, 2017.

2018 Amendment. In connection with the then-pending departure of Mr. Nabi from H Partners, the Company and H Partners entered into a letter agreement dated March 23, 2018, which amended the 2017 Agreement (the "2018 Amendment"). Pursuant to the terms of the 2018 Amendment (i) the Company agreed to nominate Mr. Ruchim to the Board at the Annual Meeting, (ii) the H Partners Group members agreed to vote at the Annual Meeting in favor of the Company's nominees for the Board, and (iii) Mr. Ruchim would be permitted to share information with H Partners and certain related parties as the "Director" pursuant to the 2017 Agreement and would be required to comply with the obligations of the Director in the 2017 Agreement.

The above summary of the terms of the 2018 Amendment does not purport to be complete and is qualified in its entirety by reference to the 2018 Amendment, a copy of which is filed as an exhibit to the Company's Current Report on Form 8-K filed on March 26, 2018.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our Chairman, President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and each of our three other executive officers during 2019 (collectively referred to as our named executive officers or "NEOs"). Our named executive officers for 2019 are:

Name	Title
Scott L. Thompson	Chairman, President and Chief Executive Officer ("CEO")
Bhaskar Rao	Executive Vice President and Chief Financial Officer ("CFO")
Richard W. Anderson	Executive Vice President and President, North America
David Montgomery	Executive Vice President, Global Business Strategy and Development
Scott J. Vollet	Executive Vice President, Global Operations

This Compensation Discussion and Analysis ("CD&A") is organized into six sections:

Executive Summary

TEMPUR + SEALY

COMPANY VISION

Improving the Sleep of More People Every Night, All around the World
Global Market Leadership
Strong Complementary Brands
Consumer Preferred Products
Broad Distribution and High Dealer Advocacy
Opportunistic Acquisition of Complementary Companies
World Class Manufacturing / Marketing / Product Development
Ever Increasing Cost Competitiveness
Committed, Collaborative, Capable People of Diverse Backgrounds Grounded in Shared Values and Passion to Win
Growing Shareholder Value

VALUES:
We are passionate people
We're focused on customer needs
We do the right thing
We care about each other
We are profit oriented

Business Overview

Tempur Sealy is a vertically integrated global bedding company that develops, manufactures and markets bedding products. Tempur Sealy’s stated purpose is “to improve the sleep of more people, every night, all around the world.” We also care about our people and our environment and are engaged in activities to improve our communities and environment. To that end, we have enlisted the same innovative spirit that has guided our world-class bedding business to the top of the industry in our drive to achieve industry-leading sustainability and environmental initiatives.

Our long-term strategy is to drive earnings growth by investing in high return activities and projects thus driving robust free cash flow, which is a non-U.S. generally accepted accounting principles ("GAAP") financial measure. In order to achieve our long-term strategy while managing the current economic and competitive environments, we focus on developing the most innovative bedding products in all the markets we serve, making significant investments in our iconic global brands, improving our operational efficiency, investing in research and development, and optimizing our worldwide omni-channel distribution. We also intend to generate earnings growth through ongoing investments in research and development and productivity initiatives, which will improve our profitability and create long-term stockholder value.

Tempur Sealy has strong global brands across a portfolio of bedding products serving all price points. Our powerful distribution model operates through an omni-channel strategy across both wholesale and direct, with both channels growing worldwide. We have an expanding global manufacturing footprint with approximately 7,400 employees around the world. Tempur Sealy has a strong competitive position in the bedding marketplace that comes from product and service quality, culture, strategy, and people, backed with financial strength and a disciplined approach to capital allocation.

Strong 2019 Results Support the Company’s Compensation Program

The Company believes that a culture of relentless pursuit towards execution, an experienced management team, and a performance-based compensation program for its executive team are instrumental in helping the Company achieve its strong financial performance. The Company’s executive compensation program enables us to attract, retain, and motivate a highly experienced management team with a record of shareholder value creation. The Company seeks to accomplish these goals in a way that rewards performance that is aligned with its stockholders’ interests as exemplified by the Company’s Aspirational Program. This unique long-term program provides extraordinary compensation for extraordinary performance and is expected to continue to serve as a significant incentive tool over the next year. This program is explained in more detail below in "Our Executive Compensation Program and Stockholder Engagement."

Overall, management believes that the Company’s 2019 results demonstrate the effectiveness of the Company’s business model and support the key compensation decisions made by the Compensation Committee with respect to the named executive officers. Our 2019 strong financial performance occurred despite a competitive global bedding market that faced challenges across multiple regions and product categories during the year. Furthermore, we believe that most companies in the bedding industry experienced negative or declining EBITDA, which is a non-GAAP financial measure, during the same period. In addition to the Company's strong year-on-year financial growth, the Company has experienced growth on both a GAAP and proforma basis. Our robust 2019 financial results created an incremental $2.4 billion of market value for the Company and generated significant shareholder value.

In addition to delivering earnings growth, Tempur Sealy has a commitment to our purpose, our people, and our environment. It is our belief that committing to environmental, social and corporate governance ("ESG") improvements sustains business growth and generates long-term shareholder value. The Company issued its first Corporate Social Values report in January 2020 to showcase these relentless efforts to improving our communities and our environment. In addition and as a reflection of the extraordinary performance in 2019, the Company donated 100,000 shares valued at approximately $9 million to communities and certain causes, like children in need. A copy of the report can be found at: http://www.investor.tempursealy.com/overview under the caption "Corporate Governance." Below is our wheel reflecting our commitment to our purpose, our people and our environment.

2019 Financial Performance and Accomplishments

The following table compares 2019 to 2018 results.(1)

Year Ended December 31st
	2019	2018	Reported % Change	% Change Constant Currency
Net Sales	$3,106.00	$2,702.90	14.9%	16.0%
Net Income	$189.50	$100.50	88.6%	92.1%
EBITDA(1)	$468.40	$356.10	31.5%	33.2%
EPS	$3.42	$1.82	87.9%	91.2%
Adjusted EBITDA(1)	$508.10	$424.70	19.6%	21.0%
Adjusted EPS(1)	$4.01	$2.96	35.5%	37.5%
($ in millions, except for EPS and % values) (1) Refer to Appendix A (unaudited)

The following are additional financial highlights from 2019:

•Net sales increased 15% to $3,106 million, significantly outperforming the broader bedding market.
•We achieved outstanding operating results, improving adjusted EBITDA by 20% to $508 million.
•We achieved $3.42 EPS, driven primarily by Company financial performance.
•We achieved operating cash flow of $315 million.
•We continued to strengthen our balance sheet with 2019 net long-term debt declining to $1.5 billion and strong financial metrics.
•We reestablished and executed our share repurchase program, repurchasing approximately 1.3 million shares in 2019.

We provide information regarding EBITDA and adjusted EBITDA, neither of which is a recognized item under GAAP and do not purport to be alternatives to net income as a measure of operating performance. For more information about non-GAAP financial measures, including reconciliations to GAAP information, please refer to Appendix A to this Proxy Statement.

The following are strategic and operational highlights from 2019:

•In early January 2020, we issued a report highlighting the Company’s corporate social values, which reflects our belief that committing to environmental, social and corporate governance improvements sustains business growth and generates long-term shareholder value.
•We continued to expand our omni-channel distribution balancing between wholesale and direct with the following activities:
◦Opening additional Tempur-Pedic® retail stores in 2019 for a total of 56 directly owned high-end retail stores at the year-end of 2019;
◦Acquisition of U.S. regional bedding retailer Sleep Outfitters® which added 97 stores;
◦New supply arrangement with Mattress Firm, Inc. to reintroduce Tempur-Pedic, Stearns & Foster and Sealy branded products to the more than 2,500 Mattress Firm stores across the United States;
◦Expanded supply arrangements with Big Lots, Inc., a 1,400-store retailer, and with Beter Bed Holding N.V., one of Europe's leading bedding and manufacturing retailers.
•Tempur-Pedic was awarded #1 in Customer Satisfaction for the retail mattress segment in the J.D. Power 2019 Mattress Satisfaction Report. In addition to earning the highest score for overall customer satisfaction, Tempur-Pedic was ranked highest for support, durability, comfort, value, warranty, and contact with customer service. This award is a tangible indication that our customers recognize our commitment to focusing on what matters most to them.

We believe the combination of the above highlights and other achievements in 2019 was noticed by investors. Our stock price increased about 110.2% from $41.40 as of December 31, 2018 to $87.06 as of December 31, 2019 as compared to the S&P 500, which grew about 28% over the same period. The graph below compares our stock performance to the S&P 500.

Source: FactSet

Our Executive Compensation Program and Stockholder Engagement

In response to direct stockholder feedback during a proxy contest in connection with our 2015 Annual Meeting, our Board of Directors effected significant management and Board changes in 2015 and 2016. The Company hired Mr. Thompson in late 2015, transitioned to a smaller Board in 2016, and revised the composition of the Compensation Committee in 2016. The Compensation Committee is currently comprised of Messrs. Luther (Chair), Neu and Ruchim. Mr. Neu joined the Compensation Committee in February 2016, Mr. Luther joined the Compensation Committee (as Chair) in May 2016 and Mr. Ruchim joined the Compensation Committee in May 2018 when he succeeded Mr. Nabi who joined the Compensation Committee in May 2015.

In 2015, in connection with the hiring of Mr. Thompson, we updated our executive compensation program in order to more directly align executive compensation with the successful execution of our growth strategy and the creation of value for our stockholders. A large portion of our CEO's pay opportunity is conditioned on the Company meeting aspirational performance goals. If the aspirational goals are not achieved, there is no performance-based pay delivered.

Our executive compensation program is significantly performance-based and designed to attract, motivate and retain the leaders of our business. It links executive pay, Company performance and results for stockholders with appropriately balanced short- and long-term measures. The primary components of our executive compensation program are (1) base salary, (2) annual incentive awards and (3) long-term incentive awards. One of our largest stockholders, H Partners Management, LLC ("H Partners"), representing over 6% of our outstanding shares, is represented by Mr. Ruchim on the Company's Board of Directors and Compensation Committee, and therefore H Partners, through its current director, Mr. Ruchim, and its former director, Mr. Nabi, have been integral in the design and implementation of our Company's executive compensation programs and are in full support of them. The Aspirational PRSU grants described below were designed by the Compensation Committee based on engagement with H Partners to tightly align the interest of management with the value creation objectives and long-term strategy of our Company. These aspects were implemented as part of an extensive recruiting process in 2015 that enabled us to attract, motivate and retain a highly experienced CEO with an exceptional record of shareholder value creation.

Our executive compensation program was approved on an advisory basis by approximately 68% of the votes present or represented and entitled to vote at the 2019 Annual Meeting of Stockholders. We value the views and insights of our stockholders, and we believe that constructive and meaningful dialogue with them builds relationships that promote transparency and accountability for the benefit of all. The Company engaged in robust stockholder outreach, holding over 175 meetings with existing and potential investors throughout 2019. Questions on the Company's compensation strategy and plans have been a part of these meetings. Based upon these engagements, the Company concluded that we have broad stockholder support for our compensation strategy and plans.

Further, throughout the many years of engaging with stockholders, we have designed all elements of compensation structure to be aligned with their interests. The annual base salary of our executives was not increased for 2019, and our CEO has not received an increase in annual base salary since he was hired in 2015. The annual incentive plan is aligned with the Company's earnings, for which we believe adjusted EBITDA is the best metric. We believe this single metric is the best motivational tool for our business and avoids potential conflicts from multiple metrics that could adversely impact our long-term business initiatives. We believe this compensation strategy is aligned with stockholder feedback, as exemplified in 2019 when the Company did not pay bonuses to any employees and did not raise salaries of our executives because the Company's 2018 business performance was below expectations.

Beyond the annual base salary and annual incentive plan, the Company grants annual long-term incentive awards. We determine a target grant date fair value for each executive, and then decide on the allocation between RSUs and stock options based on expense, dilution and other factors. Long-term incentive plan grants, particularly RSUs, provide significant long-term retention incentives to mitigate turnover among the management team. We believe that a cohesive and stable leadership framework provides substantial value to stockholders.

In addition, the Aspirational PRSUs granted to over 165 employees are designed to be an extraordinarily difficult performance goal to achieve any payout. Thus, the performance at minimum payout level would result in substantial stockholder value accretion.

Finally, as a result of the say-on-pay vote and investor feedback, we adopted performance-based PRSUs as a component of our 2020 long-term incentive program to reinforce the pay-for-performance objective underlying our compensation system. See “2020 Compensation Actions” below for a more detailed discussion.

Compensation Governance and Best Practices

Our independent Compensation Committee of our Board structures and develops our executive compensation program by weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding the views and perspectives of various constituencies, including our stockholders. As noted above, the Compensation Committee considers stockholders’ views through the broad feedback mechanism of our annual say-on-pay vote on executive compensation, but also through direct conversations with investors that allow the Compensation Committee to gather additional insights. The Compensation Committee also seeks input from its independent compensation consultant and strives to incorporate compensation "best practices" into our program design.

Our compensation program features specific elements designed to link executive compensation with long-term stockholder interests. We strive to reflect and implement compensation design and governance best practices in our program. These practices include:

What We Do		What We Don't Do
●	Emphasize incentive-based compensation to align pay with performance	●	Permit stock option repricing without stockholder approval
●	Place primary emphasis on long-term incentive compensation to link executive and stockholder interests	●	Provide uncapped incentive award opportunities
●	Tie performance-based incentives to metrics that motivate the leadership team and other employees to accomplish our most important business goals	●	Permit stock hedging or stock pledging activities
●	Subject executives to significant stock ownership guidelines and holding requirements, which were amended in 2016 to increase the ownership requirement for the CEO and members of the Board of Directors	●	Provide for multi-year pay guarantees within employment agreements
●	Require actual or constructive termination of employment within one year of a change of control before equity benefits are accelerated or cash payments are made	●	Automatic acceleration of benefits in the event of a change of control
●	Maintain a Clawback Policy allowing for the recovery of excess compensation resulting from a material financial restatement and fraud, willful misconduct or gross negligence	●	Maintain single trigger vesting for cash severance or equity award vesting in the event of a change of control
●	Use tally sheets and other analytical tools to assess executive compensation	●	Provide excessive perquisites or benefits to our NEOs
●	Engage an independent compensation consultant to advise the Compensation Committee
●	Terminate non-performing officers

Executive Compensation Objectives and Philosophy

Each element of our compensation program is designed to attract, motivate and retain our management talent and to appropriately reward management for strong Company performance and successful execution of key business plans and strategies. We believe that our compensation philosophy aligns management incentives with the long-term interests of our stockholders.

Compensation Components

The principal components of compensation for our NEOs include the following:

Pay Element	Purpose	Description	Link to Performance
Annual Base Salary	To attract and retain qualified key leadership talent and to provide a competitive base of compensation that recognizes the executive’s skills, experience and responsibilities in the position.	Fixed, non-variable cash compensation. Used to calculate other compensation elements.	Base salary levels represent a small portion of our executive officers' target compensation, reflecting our goal to allocate more compensation to the performance-based elements of the total compensation package.

Individual base salary amounts reflect our Compensation Committee's judgement with respect to each executive officer's responsibilities, performance, and work experience as well as market data.
Annual Incentive Plan (AIP) Awards	To provide executives with a clear motivating financial incentive to achieve critical short-term financial and operating targets or strategic initiatives.	Variable annual cash incentive with payout based on Company performance over the fiscal year.	Annual incentive opportunity is targeted at a competitive level, generally near the market median for each executive. The actual incentive award payout is based on the achievement of the performance criteria and can range from 0% to 200% of target payout. 100% of the FY 2019 AIP payout opportunity was based on the Company's adjusted EBITDA for 2019. Using a Company-wide performance goal based on adjusted EBITDA promotes collaboration and focuses the entire Company on a goal that strongly correlates with stockholder value creation.

Pay Element	Purpose	Description	Link to Performance
Annual Long-Term Incentive Awards	To align a significant portion of executive compensation to the Company's long-term operational performance as well as share price appreciation and total stockholder return. This component serves to motivate and retain executive talent.	Annual grants of stock options, PRSUs, and/or restricted stock units "RSUs".	The Company has granted annual Long-Term Incentive Plan ("LTIP") awards in the form of stock options, PRSUs and RSUs. Stock options have value only if and to the extent our share price increases from the date of grant to the time of exercise.

PRSUs are granted to reward participants contingent upon the successful achievement of pre-determined annual or multi-year performance objectives, using a currency (common stock) that is strongly aligned with stockholder interests.

RSUs are granted primarily to enhance retention and reinforce an ownership mentality through enhanced equity stakes.

Special Long-Term Incentive Awards	To provide executives with an above market incentive only if significant shareholder value is created or to motivate executives to make significant personal investments in the Company to further executive alignment with other shareholders.	Aspirational performance equity awards and matching awards.	Aspirational awards are earned only if there is significant, above-market improvement in performance over a defined period of time. Our Aspirational PRSUs are an example. Matching awards are granted primarily to enhance retention and encourage significant ownership of the Company's common stock by the executive. The Company's current executive officers have invested approximately $5.3 million of their own funds in the Company's common stock.

Overall, the Compensation Committee seeks to strike a balance among the three ongoing components of salary, annual cash bonus and equity awards consisting of a mix of regular annual awards and special periodic aspirational awards. The Compensation Committee believes in providing executives with special long-term incentives as exemplified by the Company’s Aspirational Program. These special equity grants are intended to deal with unusual situations like the termination of our largest North American customer or long-term retention issues when our industry has been disrupted. The special grants generally require management to make significant long-term cash investment in our common stock or have lengthy vesting periods, with an emphasis on ensuring that a majority of the total potential compensation for the Company's executive officers is significantly at risk and tied to overall Company performance.

2019 Target Compensation Mix

The charts below show that most of our NEOs' target pay mix (excluding our Aspirational PRSUs) is variable and at risk. For the CEO, 91% of the 2019 target annualized compensation was provided in the form of annual and long-term incentives. For the other NEOs, annual and long-term incentives made up 81% of the total target pay mix. The proportions of each pay component shown below may change in the future based on market or performance considerations.

Inclusion of special long-term incentive awards would attribute a greater portion of the mix towards variable and at risk pay, which is not reflective of the regular annual target compensation program. Therefore, special long-term incentive awards are excluded from the charts below:

CEO Target Compensation Mix

Base Salary
9%
Annual Incentive
12%
Long Term
Incentive 79%

2019 Compensation Actions

This section summarizes the actions taken by the Compensation Committee for 2019.

Rationale for Key Compensation Decisions in 2019

Our compensation program is designed to align the interests of our NEOs, including our CEO, with our stockholders. In order to create a more focused, efficient management structure, beginning in May 2015 we significantly reduced the size of our senior management team and set challenging performance goals in order to more closely align pay with performance. By having a smaller senior management team, we believe that we have been able to more efficiently respond to and capitalize on changes in the market. We also believe that this smaller team's total compensation is very cost effective compared to other organizations and our Company's historical leadership structure.

The Company believes that the compensation structure has helped retain talented management. The structure has allowed the Company to develop and promote internally to ensure strong leadership to support succession planning with individuals that fully understand the nature and operation of the Company's business and bedding and mattress industry. This is evidenced in December 2019, as the Company announced the promotions of three executives as part of the longer-term succession planning as two other officers, whose combined tenure was over thirty years at Tempur Sealy, stepped down from the executive management team as part of their long-term retirement planning. This transition was executed smoothly and highlights the ability to retain and develop strong management that support the Company’s long-term vision while creating significant shareholder value.

The Compensation Committee believes strongly in paying for performance. The Compensation Committee believes that adjusted EBITDA strongly correlates with long-term stockholder value creation because using a Company-wide performance goal based on adjusted EBITDA promotes collaboration and focuses the entire Company on a common goal. As a result, the Compensation Committee consistently emphasizes this measure throughout the annual and long-term incentive system. Performance is measured with no adjustment for currency fluctuations, consistent with the Company's financial statements, to further align executive and stockholder interests. The Compensation Committee does not believe that free cash flow is a desirable performance metric because free cash flow is critical to our long-term capital allocation and revenue growth strategies. As a performance metric, it could, at times, be in conflict with our long-term business initiatives. Please refer to "Overall Compensation Approach and Risk Incentives" in this Compensation Discussion and Analysis section for more information regarding risk incentives.

Since the beginning of 2017 the Company has faced many challenges, including the termination of an agreement with a top customer, approximately $80 million of headwinds from commodity input costs, and the influx of low-priced Chinese mattress imports as a headwind to our entry-level products in the U.S. market. Management implemented a strategy to meet our long-term initiatives: develop consumer preferred products, promote our worldwide brands, build a strong omni-channel distribution model, and drive increases in EBITDA to deliver shareholder value. The Company executed on this strategy and delivered exceptional performance to shareholders by reaching our highest annual sales and EPS in the Company’s history in 2019.

We have set our annual equity incentive compensation at levels that generally exceed the median for our Peer Group to offset below market annual cash for certain NEOs, further align the interests of our management and stockholders and acknowledge the smaller senior management team performing the same functions as a larger team in the past as discussed above. Please refer to “Other Compensation-Related Policies and Processes; Compensation Consultant and Management, Peer Group” for a discussion and listing of our Peer Group. Our equity incentive grants have included both annual regular grants and special grants, including "aspirational" PRSU grants that provide for extraordinary compensation to be paid only if extraordinary performance goals are achieved. Our current aspirational grants were made in August 2017 based on the Compensation Committee's view that the program is highly motivating and promotes the behaviors and thinking among the participants that are consistent with the Company's growth objectives. In addition to our NEOs, these grants were made to our management team of over 160 individuals in order to optimize leadership alignment. The aspirational grants established hurdles requiring annual adjusted EBITDA to increase by at least 45% relative to adjusted EBITDA in the period designated in order to achieve at least 100% payout. The grants were designed to reward only exceptional absolute and relative performance. The bedding industry is generally experiencing negative EBITDA or declining EBITDA, highlighting the truly aspirational nature of the plan.

Base Salary

Each of our NEOs' base salary is established pursuant to his employment agreement. Our NEO's did not receive an increase in base pay for 2019. The Committee focuses on total direct compensation, of which base salary is a component. The NEOs are targeted at between 50 and 75 percent of our Peer Group with the mix of the components varying. The table below summarizes the 2018 and 2019 annualized base salary:

Named Executive Officer	2018 Annual Salary	2019 Annual Salary	Increase (%)
Scott L. Thompson	$1,100,000	$1,100,000	—
Bhaskar Rao	$ 443,000	$ 443,000	—
Richard W. Anderson	$ 454,000	$ 454,000	—
David Montgomery	£ 307,534	£ 307,534	—
Scott J. Vollet	$ 438,000	$ 438,000	—

2019 Annual Incentive Program

Our annual incentive program ("AIP") ensures that a significant portion of each NEO's annual compensation is at risk and dependent on overall Company performance. The program provides NEOs a clear financial incentive to achieve critical short-term financial and operating targets or strategic initiatives. The Compensation Committee is responsible for administering the AIP pursuant to the terms of our Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives, which was approved by our stockholders in May 2015.

The purpose of the AIP is to focus the NEOs on behaviors that support our overall performance and success and it is designed to achieve that end. The goals are set with a reasonable level of difficulty that requires the Company and NEOs to perform at a high level in order to meet them. The attainment of these goals and objectives is not assured. Payouts in any year above 100% (target level) indicate significant accomplishment with performance above expectation.

On average, target bonus opportunities for our NEOs were targeted at the market median. The following table sets forth the targeted annual incentive levels for each NEO in 2019, shown as a percentage of his annual base salary at year-end, along with the maximum potential incentive opportunity:

Named Executive Officer	Target Award as a % of Salary	Target Award ($)	Maximum Award as a % of Salary
Scott L. Thompson	135%	$1,485,000	270%
Bhaskar Rao	75%	$ 332,250	150%
Richard W. Anderson	75%	$ 340,500	150%
David Montgomery	75%	£ 230,651	150%
Scott J. Vollet	75%	$ 328,500	150%

The 2019 target bonus opportunity for Mr. Thompson was increased from 125% to 135% and the 2019 target bonus opportunities for Messrs. Rao, Anderson, Montgomery and Vollet were increased from 70% to 75%.

Company-wide adjusted EBITDA was selected as the performance metric for the 2019 AIP, consistent with the change made by the Compensation Committee in 2016 to simplify the program's design by (i) eliminating multiple goals and different goals for different groups, (ii) eliminating subjective goals and (iii) promoting collaboration. The Compensation Committee believes that adjusted EBITDA strongly correlates with long-term stockholder value creation because using a Company-wide performance goal based on adjusted EBITDA promotes collaboration and focuses the entire Company on a goal. Performance was required to be measured with no adjustment for currency fluctuations, consistent with the Company's financial statements, to further align executive and stockholder interests. This target is consistent with non-NEOs 2019 AIP and is designed to foster teamwork at all levels.

No bonus payouts were made in 2019 based upon the Company's failure to meet the minimum 2018 Annual Incentive Program threshold. For 2019, if adjusted EBITDA was equal to $445 million, then the payout for all NEOs would be 100%. The minimum payout was between $0 to $430 million for 50% of target and an interpolated percentage between 50% to 100% if adjusted EBITDA exceeded $430 million up to $445 million. The maximum payout was an interpolated percentage between 100% to 200% if adjusted EBITDA exceeded $445 million up to $470 million.

The chart below reflects the 2019 AIP thresholds and payment percentages as compared to the 2018 AIP thresholds and payment percentages. The goals are set each year at a level intended to motivate Company employees and NEOs to perform at a high level in order to meet them. This was exemplified in 2018 as the actual full year results were below the threshold and therefore no annual bonuses were paid out. The AIP thresholds were reset for 2019 based on the then latest information. The Company performed above expectations, delivering exceptional financial performance in 2019 with an adjusted EBITDA of $508.1 million. Refer to Appendix A for a discussion of adjusted EBITDA. The Company's 2019 financial performance exceeded the maximum AIP thresholds for both 2018 and 2019 as shown in the chart below.

AIP Threshold % Comparison (in millions)
	2019	2018
50%	$430	$445
100%	$445	$470
200%	$470	$500

Actual Full Year Results (in millions)
	2019	2018
Adjusted EBITDA	$508.1	$424.7

Based on these targets, the following payouts were made under 2019 AIP to NEOs and non-NEOs.

Named Executive Officer	2019 Target	AIP Payment	2019 Actual Payout	2018 Actual Payout
Scott L. Thompson	$1,485,000	270%	$ 2,970,000	—
Bhaskar Rao	$ 332,250	150%	$ 664,500	—
Richard W. Anderson	$ 340,500	150%	$ 681,000	—
David Montgomery	£ 230,651	150%	£ 461,301	—
Scott J. Vollet	$ 328,500	150%	$ 657,000	—

2019 Annual Long-Term Incentive Grants (Regular Annual Grants)

Members of senior management, including our NEOs, are eligible to receive equity compensation awards under our equity incentive plans. As previously discussed, we believe that providing equity awards as a component of compensation for senior managers aligns the interests of management with the interests of our stockholders and provides an additional method of compensation where the return is directly tied to stockholders' return on their investment. Our practice prior to 2016 had been to grant multiple forms of long-term incentive awards, each intended to accomplish different objectives. Grant types may vary each year and are determined based on the portfolio of equity incentives outstanding at the time. In connection with a recalibration of compensation incentives in 2016 and recognizing that significant performance-based incentives were already in place under the Aspirational PRSU awards, the Compensation Committee chose to use RSUs as a balance to the Aspirational PRSUs and to enhance retention and an ownership mentality by enhancing equity stakes. Accordingly, as in 2016, 2017 and 2018, annual LTIP grants for 2019 were in the form of RSUs vesting over four years. The Compensation Committee chose not to grant any options in 2019 to the NEOs. The Compensation Committee reserves the right to adjust the target award mix from year to year, as deemed appropriate.

The Compensation Committee approved targeted equity values for each of our NEOs in early 2019. The Compensation Committee determined that the target equity value for Mr. Thompson's 2019 annual grant should be set at $10,000,000, and is in the top quartile of the market. For Messrs. Anderson, Montgomery, Rao and Vollet, the target values of the 2019 annual equity grants were also increased.

The following table summarizes the 2019 annual grants to the NEOs:

Named Executive Officer	2019 LTIP RSUs Grant Date Fair Value ($)(1)	# of RSUs
Scott L. Thompson	10,000,013	236,911
Bhaskar Rao	1,425,010	33,760
Richard W. Anderson	1,425,010	33,760
David Montgomery	1,549,993	36,721
Scott J. Vollet	1,425,010	33,760

(1)	The RSU grant date fair value is based on $42.21, the closing price of the Company's common stock on January 4, 2019, the grant date.

2017 Aspirational Grants

In August 2017, in light of the termination of our relationship with Mattress Firm and taking into account feedback from certain stockholders that the Company needed to implement new incentives in light of the Company's changed environment, the Company granted executive officers and certain members of management approximately 1.5 million PRSUs that vest if the Company achieves a certain level of adjusted EBITDA during four consecutive fiscal quarters as described below (the "Aspirational PRSUs").

Summary of Vesting and Performance Targets. The Aspirational PRSUs vest in accordance with a formula related to the Company's adjusted EBITDA, as measured over any four consecutive fiscal quarters (each a "Four Quarter Period") during two separate measurement periods. The first measurement period consisted of the fiscal quarters ending March 31, 2018 through December 31, 2019 (the "First Designated Period"). The second measurement period consists of the fiscal quarters ending March 31, 2020 through December 31, 2020 (the "Second Designated Period"). In order to earn the full amount of these PRSUs, the Company's adjusted EBITDA must increase by more than $200 million as compared to the $445.6 million in adjusted EBITDA for 2017, the year the Aspirational PRSUs were granted on the terms and conditions described in the grant agreements. The Company did not meet the performance threshold for the First Designated Period, and as a result, fifty percent (50%) of the PRSUs were forfeited, unless a change of control occurs. As of December 31, 2019, the Company had 0.8 million of the Aspirational PRSUs outstanding that will fully vest if the Company achieves $650.0 million or more of Adjusted EBITDA for 2020. All remaining Aspirational Plan PRSUs will be forfeited if the performance metric is not met in 2020. It is within a range of possibilities as to whether the Company will achieve the performance metrics during the Second Designated Period.

As used in the context of the Aspirational PRSUs, adjusted EBITDA means the Company's "Consolidated EBITDA" as such term is defined in the Company's 2016 senior secured credit facility. The Aspirational PRSUs may be converted into time-based vesting RSUs upon a change of control.

The Compensation Committee believes that the Aspirational PRSUs, by providing extraordinary compensation for extraordinary performance, will continue to serve as a significant incentive tool over the next year. The Compensation Committee does not currently expect that it will adopt a new aspirational PRSU program covering any period prior to December 31, 2020. During that period, the Aspirational PRSUs will serve as a significant component of the NEOs' at-risk performance-based compensation.

2020 Compensation Actions

Set forth below is a brief summary of the compensation decisions made by the Compensation Committee in late December 2019 and early 2020 relating to compensation for 2020. In response to investor feedback, the Compensation Committee added a performance metric to the annual long-term incentive awards for each of our NEOs for 2020, which is described in more detail below.

2020 Base Salary

The CEO and Mr. Montgomery did not receive an increase in base pay for 2020. Additionally, Mr. Thompson has not had an annual base pay raise since he joined the Company in September 2015. For Messrs. Rao and Vollet, the Compensation Committee determined that an approximate 2.5% increase in base pay was appropriate. This decision was based in part on market data provided by F.W. Cook, the Compensation Committee’s independent compensation consultant, which indicated that base salaries for the average NEO, excluding the CEO, were below the 25th percentile for the Peer Group. The table set forth below lists the base salaries for the NEOs for 2019 and 2020. Mr. Anderson stepped down as an officer of the Company and from the executive team effective January 1, 2020 and thus is not included in the table.

Named Executive Officer	2019 Annual Salary	2020 Annual Salary	Increase (%)
Scott L. Thompson	$1,100,000	$1,100,000	—
Bhaskar Rao	$ 443,000	$ 450,000	2%
David Montgomery	£ 307,534	£ 307,534	—
Scott J. Vollet	$ 438,000	$ 450,000	3%

2020 Annual Incentive Program (2020 AIP)

Company-wide adjusted EBITDA was selected as the performance metric for the 2020 AIP, consistent with the change made by the Compensation Committee in 2016 to simplify the program's design. The Compensation Committee believes that adjusted EBITDA strongly correlates with long-term stockholder value creation because using a Company-wide performance goal based on adjusted EBITDA promotes collaboration and focuses the entire Company on a goal. The target bonus under the 2020 AIP allocable to the Company-wide adjusted EBITDA goal is 100% and the potential range of each NEO's bonus based on this Company goal is 0% to 200% of the target bonus.

No adjustments were made to target annual incentive award opportunities for the NEOs for 2020.

2020 Annual Long-Term Incentive Grants (Regular Annual Grants)

As noted above, the Compensation Committee considers stockholders’ views through the broad feedback mechanism of our annual say-on-pay vote. Based on this feedback, the Compensation Committee determined that one-half of the 2020 LTIP grant would be in the form of RSUs and the remaining one-half of the 2020 LTIP grant would be in the form of PRSUs. Company-wide 2020 adjusted EBITDA was selected as the performance metric for the 2020 LTIP PRSUs because the Compensation Committee believes that adjusted EBITDA strongly correlates with long-term stockholder value creation. Using a Company-wide performance goal based on adjusted EBITDA promotes collaboration and focuses the entire Company on a common goal. If the performance metric for the PRSUs is met, then the award will vest over 3-years beginning on the 2nd year anniversary of the grant date. The Compensation Committee also believes RSUs and PRSUs effectively retain and motivate the Company's executive officers and further reinforces the link between the interests of our executive officers and our shareholders.

Other Compensation-Related Policies and Processes
Compensation Consultant and Management

The Compensation Committee receives assistance during its evaluation process from: (1) Frederic W. Cook & Co., Inc. ("F.W. Cook"), the Compensation Committee's independent consultant; and (2) our CEO and internal compensation staff, led by our Senior Vice President, Human Resources. F.W. Cook has been retained by and reports directly to the Compensation Committee; it does not have any other consulting engagements with the Company. A representative from F.W. Cook generally attends meetings of the Compensation Committee at the invitation of the Compensation Committee Chair. The Compensation Committee Chair frequently interacts with F.W. Cook between meetings to define the nature of work to be conducted, to review materials to be presented at committee meetings and to obtain the consultant's opinion and perspective on proposals prepared by management. F.W. Cook, at the Compensation Committee's request, regularly provides independent advice on current trends in compensation design and provides executive compensation benchmark data and compensation program proposals to assist in evaluating and setting the overall structure of our executive compensation program and the compensation levels of our NEOs.

In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K and the NYSE rules, the Compensation Committee has affirmatively determined that no conflicts of interest exist between the Company and F.W. Cook (or any individuals working on the Company's account on F.W. Cook's behalf).

The Compensation Committee reviews and evaluates the CEO's performance and determines and approves the CEO's compensation. The Compensation Committee also reviews, with input from the CEO, the performance of the executive vice presidents ("EVPs") and senior vice presidents ("SVPs") and determines and approves the compensation for EVPs and SVPs. Our CEO reviews the compensation of the other executive officers annually and makes recommendations to the Compensation Committee regarding base salary, annual incentive and long-term incentive compensation plans.

Peer Group

Our Compensation Committee examines competitive peer group and survey information, compiled by F.W. Cook, as one of many factors to assist in determining base salary, annual incentive compensation and stock-based long-term equity awards. In addition to market data, the Compensation Committee considers factors such as individual performance, internal equity among executives, promotion potential and retention risk in determining total compensation for our NEOs. The Compensation Committee periodically benchmarks our executive compensation against the compensation paid to executives at a peer group of publicly-traded companies of similar size and in similar industries to the Company (the "Peer Group") to obtain a general understanding of current compensation practices. The eighteen companies currently comprising the Peer Group provide a useful comparison to the Company based, among other things, on their similarity in size, revenues, market capitalization, EBITDA, scope of operations and branded consumer product focus. The Compensation Committee periodically evaluates the appropriateness of the size and composition of the Peer Group, and makes changes to its membership in response to mergers and acquisitions and changes in organizational comparability. In 2019 the Peer Group was changed to remove lululemon athletica inc. and Tupperware Brands Corporation because these two companies no longer meet the revenue, market capitalization and business comparability criteria used by the Compensation Committee.

The Peer Group companies are listed below:

2019 Peer Group

Brunswick Corporation (BC)	Hasbro, Inc. (HAS)	RH (RH)
Carter's, Inc. (CRI)	Herman Miller, Inc. (MLHR)	Sleep Number Corporation (SNBR)
Columbia Sportswear Company (COLM)	HNI Corporation (HNI)	Steelcase Inc. (SCS)
Deckers Outdoor Corporation (DECK)	La-Z-Boy Incorporated (LZB)	Under Armour, Inc. (UA)
Gildan Activewear Inc. (GIL)	Leggett & Platt, Incorporated (LEG)	Williams-Sonoma, Inc. (WSM)
Hanesbrands Inc. (HBI)	Polaris Industries Inc. (PII)	Wolverine World Wide, Inc. (WWW)

Tally Sheets

In addition to considering compensation levels for the Peer Group, the Compensation Committee also considers information contained in total compensation tally sheets for each NEO. The Compensation Committee uses tally sheets to evaluate accumulated equity value and total compensation opportunities. The tally sheets summarize each component of compensation, including base salary, annual incentive plan payout, vested and unvested long-term incentive plan awards, 401(k) company contributions, health and welfare benefits, perquisites and potential payments in the event of termination of employment under various scenarios.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers and Directors. The principal objective of the guidelines is to enhance the linkage between the interests of stockholders and our executive officers and Directors by requiring a meaningful, minimum level of stock ownership. The current guidelines provide that, within five years of becoming subject to the stock ownership guidelines, our CEO should own shares valued at an amount equal to six times his base salary, and that all other executive officers should own shares valued at an amount equal to three times the executive's base salary. Our Directors also are required to own, within five years of becoming subject to the stock ownership guidelines, shares valued at an amount equal to five times the Director's annual cash retainer (excluding any cash retainers paid for any committee or as Chair or Lead Director). Compliance is determined based on the value of holdings of shares of stock and all vested restricted shares, restricted stock units, deferred stock units, performance units and other vested equity awards ("vested awards"), excluding any unvested equity awards or vested stock options. The value of holdings of stock and vested awards is based on the average closing price of the Company's common stock on the NYSE for the most recent period from February 15 through May 14. The number of shares underlying vested awards that may be included in the value of the holdings is calculated net of the number of shares necessary to cover estimated taxes with respect to such vested awards that have not yet become payable. Until the guidelines are met, executive officers and Directors are required to retain at least 50% of the "Net Profit Shares," as defined below, and will be deemed to be in compliance with the guidelines while they comply with this retention obligation. "Net Profit Shares" means all shares of common stock received on vesting or earn-out of vested awards and shares received on exercise of stock options, in each case net of shares of common stock sold or withheld for payment of the exercise price or to pay any taxes related to the equity awards.

If an executive officer or Director achieves compliance with these guidelines and then falls out of compliance as of the end of the next measuring period due to changes in the market price of the common stock or an increase in base salary or cash retainer, that person will not be required to purchase shares in order to regain compliance, but will be deemed to be in compliance if going forward he or she retains at least 50% of his or her Net Profit Shares. In addition, if the person falls out of compliance for any other reason that person will be deemed to have remained in compliance if he or she retained at least 50% of his or her Net Profit Shares. The compliance of any Director who is an employee of an institutional stockholder of the Company, and has waived any right to receive compensation as a Director, will be calculated based on the stock ownership of that institutional stockholder and the average annual cash retainer paid to other Directors as of the end of the measurement period. For 2019, all of our executives and Directors were on track to maintain compliance with the minimum stock ownership guidelines.

Anti-Hedging and Anti-Pledging Policy

The Company's Insider Trading and Confidentiality Policy prohibits employees, executive officers and members of the Board of Directors from hedging or pledging Company securities.

Clawback Policy

In early 2015, we adopted a Clawback Policy that provides that certain performance-based compensation is recoverable from an officer if we determine that an officer has engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results. Performance-based compensation includes all annual incentives and long-term incentives with performance features based on our financial performance, whether paid in cash or in equity, where the award or size of the award was contingent on such performance. If our Compensation Committee determines, in its reasonable discretion, that any such performance-based compensation would not have been paid or would have been at a lower amount had it been based on the restated financial results, it will report its conclusions to the Board. If the Board determines action is necessary or appropriate, the Board may within 12 months of such a restatement, to the extent permitted by applicable law, seek recoupment from such officer of the portion of such performance-based compensation that is greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results.

Other Benefits / Perquisites

We offer a 401(k) plan to all of our eligible U.S. employees, including our senior management and our NEOs other than Mr. Montgomery, who is a citizen of the United Kingdom. The 401(k) plan is designed to allow employees to save for retirement as well as defer current earnings and recognize them later in accordance with statutory regulations when their individual income tax rates may be more beneficial. In 2019, in accordance with the terms of the plan, we matched 100% of the first three percent of each match-eligible participating employee's salary that is deferred and 50% of the fourth and fifth percent of salary deferred. We made the matching contribution in 2019 for all match-eligible participating employees, including the match-eligible participating NEOs.

We do not offer any other U.S. defined contribution or defined benefit pension plans in which executive officers, including the NEOs, are eligible to participate. There are no alternate plans in place for senior management except for Mr. Montgomery. For more information regarding Mr. Montgomery's pension benefits see "Potential Payments upon Termination or Change in Control" elsewhere in this Proxy Statement.

We provide reimbursement for financial planning expenses for NEOs of up to $10,000 per year. The program is intended to cover some, if not most, of the expense associated with having a financial advisor and to allow executives more time to focus on business and personal matters. We also provide a car allowance for Mr. Montgomery in the amount of £15,000 pursuant to the terms of his original employment agreement entered into when he joined us in 2003.

We provide the use of corporate aircraft to certain executives in limited circumstances, as discussed in Note 3 to the Summary Compensation Table.

In the aggregate, we believe the perquisites we provide are comparable in scope to those who compete with us for executive talent.

We also offer various broad-based employee benefit plans. NEOs participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may apply. Our NEOs also receive certain other benefits that are discussed in Note 3 to the Summary Compensation Table.

Employment Agreements

Each of our NEOs is a party to an employment agreement with the Company. These employment agreements provide for severance arrangements in the event of termination of employment in certain circumstances and also provide for non-competition, non-solicitation and confidentiality agreements. These severance arrangements are discussed in more detail below under "Potential Payments upon Termination or Change in Control." The employment agreements for our NEOs were put in place at the time they either joined the Company at the level of EVP or above or were promoted to EVP of the Company. We believe that these agreements, including the severance provisions, are necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions. The Compensation Committee believes that the employment agreements in place for its executive officers are appropriate for the Company's needs. However, as part of its analysis of the reasonableness of each individual element of compensation and each NEO's compensation package as a whole, the Compensation Committee periodically analyzes these arrangements for reasonableness and market competitiveness.

Tax and Accounting Implications

Deductibility of Compensation under Section 162(m) of the Code

Until 2017, Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limited the Company's annual deduction for certain compensation paid to certain of our executives, including the NEOs, to $1 million each year unless certain requirements were met. As a result of the U.S. Tax Cuts and Jobs Act of 2017, the exemption from Section 162(m) for certain "qualified performance-based compensation" ceased to be generally available beginning in 2018. Despite this change, the Company's compensation philosophy remains consistent with the principle underlying the qualified performance-based compensation exemption: that a large portion of each NEO's compensation should be at risk based on performance.

Accounting for Stock-Based Compensation

We account for stock-based payments, including under the 2003 Equity Incentive Plan and the Amended and Restated 2013 Equity Incentive Plan, in accordance with FASB ASC 718, "Stock Compensation."

Overall Compensation Approach And Risk Incentives

The Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk taking and has concluded that they do not. Base salaries are fixed in amount and thus do not encourage risk taking. In 2019, employees were also eligible to receive a portion of their total compensation in the form of "at risk" compensation opportunities, including the annual incentive and, for senior managers, the long-term incentive awards. The portion of "at risk" compensation increases as an employee's level of responsibility within the Company increases. While the annual incentive awards focus on achievement of annual goals, and annual goals may encourage the taking of short-term risks at the expense of long-term results, the Company's annual incentive program represents only a portion of eligible employees' total compensation opportunities. In addition, the AIP performance is currently measured on adjusted EBITDA, which is calculated based on the Company's audited financial results and a set of pre-established objective adjustments. The Compensation Committee's practice is to have the calculations for these awards reviewed by the Company's independent public accountants when there are payouts. The Compensation Committee believes that the AIP appropriately balances risk and the desire to focus eligible employees on specific short-term goals important to the Company's success, and that it does not encourage unnecessary or excessive risk taking.

The majority of "at risk" compensation provided to senior managers is in the form of long-term equity awards that help further align senior managers' interests with those of the Company's stockholders. The granting of these awards is generally on an annual and therefore overlapping basis, and these grants are subject to multi-year vesting schedules. As described above, a significant portion of long-term equity awards are provided in the form of RSUs and PRSUs. In addition, the Company also made special grants of aspirational PRSU awards pursuant to an aspirational program implemented in 2015, which did not pay-out, and a follow-on program implemented in 2017. The ultimate value of the RSU awards is tied to the Company's long-term stock price performance, while the value of the PRSU awards is dependent both on the Company's operating results over a multi-year period and the price performance of our stock. As additional risk mitigating factors, the performance targets for the Aspirational PRSUs are based on pre-established goals that are based on the Company's unaudited quarterly financial results and a set of objective adjustments. The Compensation Committee's practice is to have the calculations for these awards reviewed by the Company's independent public accountants when there are payouts. The Aspirational PRSUs are based on aspirational performance targets based on rolling four quarter periods ending between March 31, 2018 and December 31, 2020, with a performance target range of $600-$650 million. We believe these targets create less of an incentive to take short-term risks at the expense of long-term results. Based on this long-range focus and these other factors, the Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking.

As more fully described above, the Company maintains stock ownership guidelines applicable to executive officers and members of the Board of Directors intended to encourage long-term ownership of a significant amount of Tempur Sealy International stock in order to promote a long-term "owner's" view of our business. The Compensation Committee believes the Company's compensation programs encourage employees to strive to achieve both the short and long-term goals that are important to the Company's success without promoting unnecessary or excessive risk taking.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act.
The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis section required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2019.

Submitted by,

COMPENSATION COMMITTEE
Jon L. Luther (Chair)
Richard W. Neu
Arik W. Ruchim

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Tempur Sealy International for the year ended December 31, 2019, of those persons who served as (i) our principal executive officer during the year ended December 31, 2019, (ii) our principal financial officer during the year ended December 31, 2019, and (iii) our other three most highly compensated Executive Officers for the year ended December 31, 2019. In this section of the Proxy Statement we refer to these persons collectively as our "NEOs."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Scott L. Thompson Chairman, President and Chief Executive Officer	2019	1,100,000	10,000,013	—	2,970,000	—	207,844	14,277,857
	2018	1,100,000	7,000,021	3,000,001	—	—	196,326	11,296,348
	2017	1,100,000	7,000,000	8,423,616	1,375,000	—	122,780	18,021,396

Bhaskar Rao EVP and Chief Financial Officer	2019	443,000	1,425,010	—	664,500	—	24,150	2,556,660
	2018	443,000	974,969	450,008	—	—	29,373	1,897,350
	2017	430,000	975,000	601,680	192,281	—	23,735	2,222,696

Richard W. Anderson EVP and President, North America	2019	454,000	1,425,010	—	681,000	—	24,180	2,584,190
	2018	454,000	974,969	450,008	—	—	31,406	1,910,383
	2017	441,000	975,000	1,173,285	308,700	—	20,504	2,918,489

David Montgomery(4) EVP, Global Business Strategy and Development	2019	407,852	1,549,993	—	611,778	—	92,490	2,662,113
	2018	392,014	1,099,994	450,008	—	—	87,701	2,029,717
	2017	367,248	1,100,000	1,323,705	257,074	—	76,705	3,124,732

Scott J. Vollet EVP, Global Operations	2019	438,000	1,425,010	—	657,000	—	24,137	2,544,147
	2018	438,000	974,969	450,008	—	—	23,985	1,886,962
	2017	324,450	500,000	601,680	162,225	—	19,598	1,607,953

(1)For stock awards, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See Note 13 "Stock-based Compensation" to the Company's Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 for a complete description of the valuation. Stock awards include grants of RSUs and RSUs with a performance metric, both of which are described in the Compensation Discussion and Analysis section and in the Outstanding Equity Awards at Fiscal Year-End table elsewhere in this Proxy Statement. The grant date fair values of these grants represent the value at the grant date based upon the probable outcome of the performance conditions set forth in the awards. With respect to the RSUs granted on January 5, 2017, with a performance period that ended December 31, 2017, the maximum potential value of the awards is 100% of target, based on achievement of a target based on positive profit as defined in the respective award agreements, and this performance test was met. RSUs granted on January 4, 2019 and January 5, 2018 did not have performance conditions.

With respect to the 2017 Aspirational PRSUs described in more detail under "Compensation Discussion and Analysis - 2019 Compensation Actions - 2017 Aspirational Grants," the value included in the "Stock Awards" column for each NEO is $0, because at the time of grant these shares were not expected to vest. As more fully described under "Compensation Discussion and Analysis - 2019 Compensation Actions - 2017 Aspirational Grants," the PRSUs will vest in accordance with the Company's adjusted EBITDA (as defined in the award agreements) as measured over any four consecutive fiscal quarters during two separate measurement periods. The first measurement period consists of the fiscal quarters ending March 31, 2018 through December 31, 2019. The Company did not meet the performance threshold for this first measurement period, and as a result, fifty percent (50%) of the PRSUs were forfeited, unless a change of control occurs.

2017 Aspirational Grant

Named Executive Officer	Number of Shares at Target	If Earned, Value based on Closing Price of Stock at Grant Date ($)
Scott L. Thompson	310,000	18,463,600
Bhaskar Rao	50,000	3,107,750
Richard W. Anderson	67,500	4,020,300
David Montgomery	67,500	4,020,300
Scott J. Vollet	50,000	2,860,250

(2)Non-Equity Incentive Plan Compensation payouts are reported in the year they are earned although paid in the following year. As discussed in the Compensation Discussion and Analysis section above, a maximum 2019 AIP was earned. AIP was paid for any of the NEOs for 2018 because performance fell below the threshold established under the 2018 AIP.

As a result of the termination of the Mattress Firm relationship and the Company's revised expectations for 2017, in March 2017 the Compensation Committee determined that the approved 2017 AIP no longer served as a meaningful performance incentive for the remainder of the year based on the original adjusted EBITDA goals. In response, and at the request of the CEO that the Compensation Committee provide assurances to participants in the 2017 AIP other than the CEO, pursuant to the discretion reserved under the 2017 AIP to make adjustments for extraordinary events the Compensation Committee committed that the bonuses under the 2017 AIP would be paid at least at 100% of target (other than for the CEO) to retain and focus the executive team and key employees during this transitional period.

In March 2018, based on the commitment made in March 2017 as described above, the Compensation Committee approved payouts under the 2017 AIP at 100% of target value for all participants other than the CEO. With respect to the CEO, in March 2018 the Compensation Committee reviewed the CEO's performance for 2017, including the significant progress made in responding to the termination of the Mattress Firm relationship, and concluded it was appropriate to exercise the discretion reserved under the 2017 AIP for extraordinary events and make adjustments for the Mattress Firm termination. However, the Compensation Committee also determined that it was not possible to determine what adjusted EBITDA would have been in the absence of the termination of Mattress Firm. In light of the inability to calculate specific adjustments, the Compensation Committee considered Mr. Thompson's overall performance for 2017. Based on its evaluation, the Compensation Committee determined that the appropriate adjustment was to approve a payout for the CEO under the 2017 AIP at 100% of target value.

In light of Mr. Rao's promotion to CFO effective October 13, 2017, (i) the amount of Mr. Rao's target bonus for 2017 with respect to the period up to October 13, 2017 was based on 50% of his base salary paid with respect to the period from January 1, 2017 to October 13, 2017 and (ii) the amount of Mr. Rao's target bonus for 2017 with respect to the period from October 13, 2017 through December 31, 2017 was based on 70% of his base salary paid with respect to such period.

(3)Represents amounts paid in 2019 on behalf of each of our NEOs for the following:

Named Executive Officer	Life and Disabilities Insurance Premiums ($)	Contributions to Qualified Defined Contribution Plans ($)	Car Allowance($)	Tax Preparation, Legal and Financial Planning Fees($)	Relocation($)	Severance Payments($)	Use of Corporate Aircraft ($)(a)	Income Tax Gross-Up ($)(b)
Scott L. Thompson	3,102	11,200	—	10,000	—	—	174,496	9,046
Bhaskar Rao	2,950	11,200	—	10,000	—	—	—	—
Richard W. Anderson	2,980	11,200	—	10,000	—	—	—	—
David Montgomery	21,579	51,018	19,893	—	—	—	—	—
Scott J. Vollet	2,937	11,200	—	10,000	—	—	—	—

a.Corporate aircraft use is governed by a Corporate Aircraft Policy adopted by the Compensation Committee in connection with the Company's decision to allow members of the Board and executive team to use company-owned, chartered or leased aircraft. Pursuant to SEC rules, certain uses of corporate aircraft, including commuting from an executive's personal residence to its headquarters in a different city, is considered "personal" and thus must be disclosed as a perquisite. For 2019, $105,564 of Mr. Thompson's use of Company aircraft was comprised of commuting flights.

b.The Company does not provide for United States Federal, State or local income tax gross-ups relating to imputed income to employees except in limited circumstances. The Company does provide for such gross-ups in certain circumstances under its Corporate Aircraft Policy. The total amount of such gross-ups during 2019 was $9,046.

(4)Mr. Montgomery's salary and Non-Equity Incentive Plan Compensation are paid in British Pounds (£) and are converted to United States Dollars ($) using the spot rate on the last business day of each year. The variation in Mr. Montgomery's salary year-to-year is due to variation in the conversion rate.

Grants of Plan-Based Awards

The following table provides information about annual and long-term incentive award opportunities granted to our NEOs during 2019. These incentive award opportunities are described in the Compensation Discussion and Analysis section of this Proxy Statement under "2019 Compensation Actions - 2019 Annual Incentive Program" and "2019 Compensation Actions - 2019 Annual Long-Term Incentive Grants (Regular Annual Grants)".

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name/Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott L. Thompson
Annual Incentive Bonus		—	$1,485,000	$2,970,000
Stock Award (RSU)	1/4/2019							236,911	10,000,013

Bhaskar Rao
Annual Incentive Bonus		—	332,250	664,500
Stock Award (RSU)	1/4/2019							33,760	1,425,010

Richard W. Anderson
Annual Incentive Bonus		—	340,500	681,000
Stock Award (RSU)	1/4/2019							33,760	1,425,010

David Montgomery(4)
Annual Incentive Bonus		—	305,889	611,778
Stock Award (RSU)	1/4/2019							36,721	1,549,993

Scott J. Vollet
Annual Incentive Bonus		—	328,500	657,000
Stock Award (RSU)	1/4/2019							33,760	1,425,010

(1)	These columns show the 2019 annual award opportunities under the Company's annual incentive bonus program for 2019. They reflect the estimated amounts paid out under the program, based on a Threshold, Target and Maximum attainment and are discussed in the Compensation Discussion and Analysis section under "2019 Compensation Actions - 2019 Annual Incentive Program." The 2019 Company-wide adjusted EBITDA results hit maximum attainment and therefore maximum payout was made under the 2019 AIP.
(2)	These awards represent RSUs awarded as part of our 2019 Long-term incentive program. These awards were granted on January 4, 2019 and vest over the first four anniversaries of the grant date.

(3)	This column shows the grant date fair value of RSUs, computed in accordance with FASB ASC 718. See Note 13 "Stock-based Compensation" to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 for a complete description of the valuations. For the RSUs, the grant date fair value displayed represents the value of the shares based on the closing price of the Company's common stock, par value $0.01 per share (the “Stock”) on the NYSE on the grant date.
(4)	Mr. Montgomery's salary is paid in British Pounds (£). The Annual Incentive Bonus threshold, target and maximum opportunities were converted into United States Dollars($) based on the December 31, 2019 exchange spot rate.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2019, for each of our NEOs. The table also sets forth unvested stock awards assuming a market value of $87.06 per share, the closing market price of our common stock on December 31, 2019.

	Option Awards				Stock Awards (1)
Name	Number of Securities Underlying Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested		Market Value of Shares or Units of Stock that Have Not Yet Vested
(#) Exercisable	(#) Unexercisable		($)		(#)		($)
Scott L. Thompson
310,000	—	(2)	71.75	9/3/2025
169,738	169,738	(3)	69.50	1/4/2027
31,353	94,058	(4)	62.45	1/4/2028
					84,067	(5)	7,318,873
					236,911	(6)	20,625,472
					14,000	(7)	1,218,840
					6,548	(7)	570,069
					50,359	(8)	4,384,255

Bhaskar Rao
1,089	—	(9)	71.50	2/8/2022
5,142	—	(10)	37.05	2/21/2023
1,766	—	(11)	51.87	2/27/2024
2,886	—	(12)	57.51	2/26/2025
12,124	12,124	(3)	69.50	1/4/2027
4,703	14,109	(4)	62.45	1/4/2028
					885	(13)	77,048
					11,709	(5)	1,019,386
					33,760.00	(6)	2,939,146
					3,380	(7)	294,263
					1,438	(8)	125,192
					5,984	(14)	520,967

Richard W. Anderson
—	23,642	(3)	69.50	1/4/2027
—	14,109	(4)	62.45	1/4/2028
					11,709	(5)	1,019,386
					33,760	(6)	2,939,146
					4,565	(13)	397,429
					6,972	(7)	606,982
					7,014	(8)	610,639

David Montgomery
4,838	—	(9)	71.50	2/8/2022
26,864	—	(10)	37.05	2/21/2023
9,552	—	(11)	51.87	2/27/2024
18,568	—	(12)	57.51	2/26/2025
26,674	26,672	(3)	69.50	1/4/2027
4,703	14,109	(4)	62.45	1/4/2028
					13,210	(5)	1,150,063
					36,721	(6)	3,196,930

	Option Awards					Stock Awards (1)
Name	Number of Securities Underlying Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Yet Vested		Market Value of Shares or Units of Stock that Have Not Yet Vested
	(#) Exercisable	(#) Unexercisable		($)		(#)		($)
						5,150	(13)	448,359
						7,913	(8)	688,906

Scott J. Vollet
	899	—	(9)	71.50	2/8/2022
	1,611	—	(11)	51.87	2/28/2024
	3,573	—	(12)	57.51	2/26/2025
	12,124	12,124	(3)	69.50	1/4/2027
	4,703	14,109	(4)	62.45	1/4/2028
						788	(13)	68,603
						11,709	(5)	1,019,386
						33,760	(6)	2,939,146
						1,085	(7)	94,460
						2,240	(7)	195,014
						3,596	(7)	313,068

(1)
During 2017, the Company granted 2017 Aspirational PRSUs that will vest in accordance with a formula related to the Company's adjusted EBITDA (as defined in the award agreements) as measured over any four fiscal quarters during two separate measurement periods. The first measurement period consisted of the fiscal quarters ending March 31, 2018 through December 31, 2019. The second measurement period consists of the fiscal quarters ending March 31, 2020 through December 31, 2020.
The performance metric was not met during the first measurement period and accordingly one-half of the 2017 Aspirational PRSUs were forfeited, subject to change of control provisions. The award may vest during the second measurement period at a percentage between 33% to 50% based upon adjusted EBITDA of $600 million to $650 million or more. The Company has excluded these awards from this table because at the time of grant these 2017 Aspirational PRSUs were not expected to vest. For a discussion of the terms of the 2017 Aspirational PRSUs, please refer to "Compensation Discussion and Analysis - 2019 Compensation Actions - 2017 Aspirational PRSUs."

(2)	These options, granted on September 4, 2015, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(3)	These options, granted on January 5, 2017, have a 10-year life and become exercisable in equal installments over four years, beginning with the one-year anniversary date of the grant.
(4)	These options, granted on January 5, 2018, have a 10-year life and become exercisable in equal installments over four years, beginning with the one-year anniversary date of the grant.
(5)	These RSUs, granted on January 5, 2018, will vest over four years, beginning with the one-year anniversary date of the grant.
(6)	These RSUs, granted on January 4, 2019, will vest over four years, beginning with the one-year anniversary date of the grant.
(7)	On February 25, 2016, the Board approved a Matching PRSU Program, pursuant to which the Company would grant "matching PRSUs" to an eligible executive, including the NEOs, covering the number of shares of Common Stock purchased by the executive in open market purchases between February 25, 2016 and September 15, 2016 (the "Purchased Shares"). The matching PRSUs are subject to a performance requirement that the Company have "positive Profits" for calendar year 2016, as defined in the applicable award agreements. If the performance threshold is achieved, which it was, the matching PRSUs will vest over the first five anniversaries of the grant dates. Under the terms of the applicable award agreements, in the event a participating executive sells any of the Purchased Shares at any time prior to the fifth anniversary of the grant date all remaining unvested matching PRSUs are forfeited.
(8)	On January 5, 2017, the Board approved the grant of RSUs, subject to a performance threshold that the Company have "positive profits" for calendar year 2017, as defined in the applicable award agreements. If the performance threshold is achieved, which it was, the RSUs will vest over the first four anniversaries of the grant dates.
(9)	These options, granted on February 9, 2012, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(10)	These options, granted on February 22, 2013, have a 10-year life and became exercisable in equal installments over two years, beginning with the one-year anniversary date of the grant.
(11)	These options, granted on February 28, 2014, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.
(12)	These options, granted on February 27, 2015, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary date of the grant.

(13)	On February 11, 2016, the Board approved the grant of RSUs, subject to a performance threshold that the Company have "positive profits" for calendar year 2016, as defined in the applicable award agreements. If the performance threshold is achieved, which it was, the RSUs will vest over the first four anniversaries of the grant dates. Mr. Rao and Mr. Vollet's RSU awards do not have the "positive profits" performance metric as they were not Executives at the time of grant.
(14)	On October 13, 2017, the Board approved the grant of RSUs, subject to a performance threshold that the Company have "positive profits" for calendar year 2018, as defined in the applicable award agreement. If the performance threshold is achieved, the RSUs will vest over the first four anniversaries of the grant dates.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock awards vested during the year ended December 31, 2019, for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott L. Thompson	—	—	63,477	2,857,572
Bhaskar Rao	3,321	128,196	13,183	758,493
Richard W. Anderson	64,500	1,282,081	15,461	750,885
David Montgomery	6,082	202,652	13,512	624,788
Scott J. Vollet	5,909	258,803	8,154	386,925

Pension Benefits Table
No table is included for defined benefit pension or similar plans since none of the Named Executive Officers are covered by such a plan.

Nonqualified Deferred Compensation Table

No table is included for nonqualified deferred compensation plans since none of the Named Executive Officers are covered by such a plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Tempur Sealy International has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each NEO during employment and in the event of that executive's termination of employment under certain circumstances. Those arrangements are described below.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

The Company has entered into employment agreements with each of our NEOs, which are described below. Definitions of terms commonly used in the employment agreements and compensation plans are set forth below.

Certain Definitions

"Good Reason." Mr. Thompson's employment agreement generally defines "Good Reason" as relocation of his principal workplace, his demotion from his position as Chief Executive Officer or President or a material diminution in his authority, duties or responsibilities as CEO or President, Tempur Sealy International's failure to nominate him to serve as a Director, if elected as a director and the Board fails to elect Mr. Thompson as Chairman or Tempur Sealy International's material breach of his employment agreement. The employment agreements for Messrs. Rao, Anderson and Vollet generally define "Good Reason" as relocation of their principal workplace, or Tempur Sealy International’s material breach of their employment agreements, subject to cure.

"For Cause." The employment agreements for Messrs. Thompson, Rao, Anderson and Vollet generally define "For Cause" as the employee's (a) willful and continued failure to substantially perform his reasonably assigned duties with Tempur Sealy International, (b) material breach of his employment agreement which is not cured within 30 days after receipt of written notice of such breach, (c) material violation of any material written policy of Tempur Sealy International, (d) willful misconduct which is materially and demonstrably injurious to Tempur Sealy International, (e) conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony or (f) commission of an act of fraud, embezzlement, or misappropriation against Tempur Sealy International, or a breach of fiduciary duty or the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur Sealy International’s business.

Mr. Montgomery's employment agreement (which is governed by English law) does not provide for a "For Cause" termination, but does provide that he can be immediately terminated upon written notice on a variety of grounds, including a serious breach of his employment agreement or any willful neglect in the discharge of his duties, if he is guilty of fraud or dishonesty, conduct tending to bring himself or his employer, Tempur Sealy International Limited, an indirect wholly-owned subsidiary of the Company, into disrepute, conviction of criminal offense other than traffic violations not imposing custodial penalty, he becomes of unsound mind or a patient for purposes of any statute relating to mental health, he develops a drug or alcohol addiction, he breaches the rules or regulations of a regulatory authority relevant to Tempur Sealy International Limited's business or he refuses employment under an agreement of equal or better terms with a successor of Tempur Sealy International Limited.

"Change of Control." Under the 2013 Equity Incentive Plan, as currently in effect, "Change of Control" is generally defined as the occurrence of any of the following: (a) the consummation of a transaction involving the merger, consolidation or sale of substantially all of the Company's assets or stock, unless securities possessing more than 50% of the total combined voting power of the survivor's or acquiror's securities (or the securities of any parent thereof) are held by a person or persons who held securities in substantially the same proportions possessing more than 50% of the total combined voting power of the Company's outstanding securities immediately prior to the transaction, (b) any person or group of persons, excluding the Company and certain other related entities, directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of the Company's outstanding securities, unless pursuant to a tender or exchange offer that the Board recommends stockholders accept or (c) over a period of no more than 24 consecutive months or less there is a change in the composition of the Company's Board such that a majority of the Board members ceases to be composed of individuals who either (i) have been Board members continuously since the beginning of that period or (ii) have been elected or nominated for election as board members during such period by at least a majority of the remaining Board members who have been Board members continuously since the beginning of that period. The Board may, within 45 days after public disclosure of the event that would otherwise constitute a change of control pursuant to clause (b) above, determine that such event will not constitute a change of control for purposes of the 2013 Equity Incentive Plan.

The 2013 Equity Incentive Plan, as currently in effect, provides that, unless otherwise specified in an award agreement, upon a change in control, if a recipient's employment is terminated other than For Cause or the recipient resigns for good reason (both as defined in the 2013 Equity Incentive Plan) within twelve months of the change of control, (a) all unvested stock options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the termination of employment and (b) all other awards shall immediately vest and if such award is subject to a performance goal, then the target performance level shall be deemed to have been achieved. Unless otherwise specified in an award agreement, if the stock options or other awards are not assumed, converted or replaced following a change of control, then (a) all such unvested options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the change of control and (b) all such other awards shall immediately vest and if such award is subject to a performance goal, then the target performance level shall be deemed to have been achieved.

Under the 2003 Equity Incentive Plan, as amended, "Change of Control" is generally defined as (a) the merger or consolidation of the Company with or into another person or the sale, transfer or other disposition of all or substantially all of the Company's assets, unless securities possessing more than 50% of the total combined voting power of the survivor's or acquiror's outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company's securities immediately prior to such transaction, (b) any person or group of persons directly or indirectly acquires beneficial ownership of securities possessing more than 50% of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders that the Board does not recommend such stockholders accept (with certain exceptions), (c) over a period of 36 consecutive months or less, there is a change in the composition of the Company's Board such that a majority of the Board members ceases to be composed of individuals who either (i) have been Board members continuously since the beginning of that period or (ii) have been elected by Board members during such period by at least a majority of the remaining Board members who have been Board members continuously since the beginning of that period or (d) if a majority of the Board votes in favor of a decision that a change in control has occurred. The 2003 Equity Incentive Plan provides that, unless otherwise specified in an award agreement, upon a change of control (a) any outstanding stock options or stock appreciation rights that are not fully exercisable shall accelerate and become exercisable with respect to 50% of those shares which are not then exercisable, (b) any risk of forfeiture applicable to restricted stock and restricted stock units which is not based on achievement of performance goals shall lapse with respect to 50% of the restricted stock and restricted stock units still subject to such risk of forfeiture and (c) all outstanding restricted stock and restricted stock unit awards conditioned on the achievement of performance goals shall be deemed to have been satisfied as to a pro rata number of shares based on the assumed achievement of all relevant performance goals and the length of time within the performance period which has elapsed prior to the Change in Control.

"Approved Retirement." In November 2017 with respect to Mr. Thompson, and in January 2018 with respect to the remaining NEOs, the Company entered into amendments to certain equity award agreements that, among other things, amended the definition of "Approved Retirement" in such agreements. Specifically, the amendments provided the Compensation Committee with discretion to determine whether all, part or none of the outstanding unvested equity awards should remain outstanding and continue to vest upon any "Retirement" (as defined in the amended award agreements) approved by the Committee as an "Approved Retirement."

Employment Arrangements

Scott L. Thompson - On September 4, 2015, the Company entered into an Employment and Non-Competition Agreement with Mr. Thompson providing for his employment by the Company and pursuant to which he would serve as Chairman, Chief Executive Officer and President. On November 27, 2017, the Company entered into a First Amendment to Employment and Non-Competition Agreement that amended the initial agreement. The amendment (i) provides for an extension of the initial term from December 31, 2018 to December 31, 2021, (ii) provides that Mr. Thompson may make his primary place of employment in any metropolitan area in the United States where the Company has an office, including Lexington, Kentucky, Trinity, North Carolina or Dallas, Texas and (iii) requires the amendment of certain outstanding equity award agreements. The agreement automatically renews for successive one-year renewal terms. Either party may elect not to renew the agreement, upon written notice, 120 days prior to the expiration of the initial or renewal term. Mr. Thompson's agreement provides for an annual base salary of $1,100,000, subject to annual adjustment at the discretion of the Board or Compensation Committee, and a variable performance bonus set to a target of 125% of Mr. Thompson's base salary if certain criteria are met as established by the Company's Compensation Committee. The employment agreement provides for a signing bonus that was payable in 2015 and a number of equity grants that were issued in 2015. The agreement further provides for Mr. Thompson's eligibility for future equity awards and other customary benefits commensurate with his position and role at the Company.

Bhaskar Rao - On October 13, 2017, the Company entered into an Employment and Non-Competition Agreement with Bhaskar Rao providing for his employment as Executive Vice President and Chief Financial Officer. The agreement has an initial term ending on March 31, 2019 and automatically renews for successive one-year renewal terms. Either party may elect not to renew the agreement upon written notice 90 days prior to the expiration of the initial or renewal term. Mr. Rao's agreement provides for an annual base salary of $430,000, subject to adjustment from time to time by the Board. The agreement provides for an annual performance-based bonus based on criteria approved by the Board or its Compensation Committee. The agreement also provides for a grant of restricted stock units having a fair market value of $750,000 on the effective date of the agreement and 50,000 2017 Aspirational PRSUs. The agreement further provides for Mr. Rao's eligibility for future equity awards and other customary benefits commensurate with his position and role at the Company.

Richard W. Anderson - On July 6, 2006, the Company entered into an Employment and Non-Competition Agreement with Richard W. Anderson, effective July 18, 2006, providing for his employment as Executive Vice President, President North America or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement upon written notice 90 days prior to the expiration of the initial or renewal term. The agreement provides for an initial annual base salary of $300,000, subject to annual adjustment by our Board, a variable performance bonus set to a target of Mr. Anderson's base salary if certain criteria are met, a one-time hiring bonus and options to purchase shares of Tempur-Pedic International Inc. (now Tempur Sealy International, Inc.) common stock. Effective January 1, 2020, Mr. Anderson stepped down from the Company's executive management team as part of his long-term retirement planning. This change in position resulted in some changes to this agreement, which are not included in this description.

David Montgomery - On September 12, 2003, the Company entered into an Employment Agreement with David Montgomery, effective February 24, 2003, providing for his employment as Executive Vice President and President, Tempur Sealy International Limited, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement provides that employment shall continue unless and until terminated by either party. Mr. Montgomery may terminate employment with six months written notice. We may terminate employment with 12 months written notice. The agreement provides for an initial annual base salary of £192,500, subject to annual adjustment by our Board, and a variable performance bonus set to a target of Mr. Montgomery's base salary if certain criteria are met. Mr. Montgomery is also provided with an annual auto allowance and an annual retirement contribution.

Scott Vollet - On February 27, 2018, the Company entered into an Employment and Non-Competition Agreement with Scott Vollet, effective January 1, 2018, providing for his employment as Executive Vice President, Global Operations. The agreement has an initial term ending on December 31, 2018 and automatically renews for successive one-year renewal terms. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Vollet's agreement provides for an annual base salary of $438,000, subject to adjustment from time to time by the Board. The agreement provides for an annual performance-based bonus based on criteria approved by our Board or its Compensation Committee and for Mr. Vollet's eligibility for future equity awards commensurate with his position and role at the Company.

Termination of Employment Arrangements and Change in Control Arrangements

Each of the Company's NEOs is entitled to receive certain compensation and/or other benefits if his employment is terminated under certain circumstances. Receipt of any severance or benefits is generally conditioned on the NEO signing a release and waiver of claims in a form satisfactory to the Company. No NEOs are entitled to gross-ups associated with taxes owed on change of control payments or taxes due to Section 280G of the Code. By the terms of their employment agreements, our Executive Officers are prohibited from disclosing certain confidential information and trade secrets, soliciting any employee for two years or, for Mr. Montgomery, one year following termination of his employment and working with or for any competing companies during his employment and for two years or, for Mr. Montgomery, one year thereafter.

The table below sets forth the amounts payable to each current NEO assuming the executive officer's employment had terminated under various scenarios on December 31, 2019. Except as otherwise expressly indicated, the amounts set forth in the table below do not represent the actual sums an NEO would receive if his employment were terminated or there were a change of control of Tempur Sealy International. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that NEOs who were employed by the Company or any of its subsidiaries on December 31, 2019 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the NEOs, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2019. Payments that Tempur Sealy International may make in the future upon an employee's termination of employment or upon a change of control of Tempur Sealy International will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of our benefit plans and agreements as of December 31, 2019. The fair value of the equity awards reflects the intrinsic value of unvested stock options, RSUs and PRSUs, the vesting of which is accelerated due to the termination or change of control, assuming a closing price of our common stock on December 31, 2019 of $87.06.

Name	Benefits and Payments	Termination By Company Without Cause ($) (1)	Employee Resignation For Good Reason ($) (1)	Termination By Company For Cause ($)	Termination Due to Disability ($) (1)	Death ($) (1)	Change of Control ($) (2)	Change of Control and Termination ($) (2)
Scott L. Thompson	Cash Severance(3)	$2,230,200	$2,230,200	$—	$—	$—	$—	$—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(5)	23,907,127	23,907,127	9,889,232	46,321,508	46,321,508	—	73,310,108
	Health and Welfare Continuation(6)	28,833	28,833	—	—	—	—	—

Bhaskar Rao	Cash Severance(7)	443,000	443,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(8)	2,089,815	2,089,815	—	5,323,224	5,323,224	—	9,676,224
	Health and Welfare Continuation(6)	18,171	18,171	—	—	—	—	—

Richard W. Anderson	Cash Severance(7)	454,000	454,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of Equity Awards(9)	2,374,676	2,374,676	—	5,920,804	5,920,804	—	11,797,354
	Health and Welfare Continuation(6)	18,171	18,171	—	—	—	—	—

David Montgomery	Cash Severance(10)	407,852	407,852	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—			—	—
	Acceleration of Equity Awards(12)	2,634,550	2,634,550	—	5,831,480	5,831,480	—	11,708,030
	Health and Welfare Continuation(11)	—	—	—	(11)	(11)	—	—
	Pension Benefits(13)	51,018	51,018	—	—	—	—	—
	Car Allowance(14)	19,893	19,893	—	—	—	—	—

Scott J. Vollet	Cash Severance(7)	438,000	438,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of Equity Awards(15)	1,748,279	1,748,279	—	4,976,899	4,976,899	—	9,329,899
	Health and Welfare Continuation(6)	16,010	16,010	—	—	—	—	—

(1)	Excludes amounts for earned but unpaid salary and accrued, unused vacation, if applicable.
(2)	The NEOs' employment agreements do not provide for any payments solely due to a change in control of Tempur Sealy International or Tempur Sealy International Limited, as applicable. To the extent equity award agreements trigger acceleration of vesting of awards, such accelerations are noted in the appropriate column and the specific details are described in separate footnotes. To the extent a termination of employment occurs in connection with a change in control, any severance or bonus payments would only be made to the extent the termination qualified as a termination by the Company without cause or as a resignation by the employee for good reason, and such payments are described in the appropriate column in the table.
(3)	For Mr. Thompson, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary (reduced by any salary continuation benefit paid for under any plan maintained by the Company) and cash payments for certain benefits that may not be continued after termination of employment due to the provisions of the applicable plans.
(4)	With respect to the currently employed NEOs, because the termination event is deemed to have occurred on December 31, 2019, any incentive compensation is payable as earned under the terms of the annual incentive program, so no additional amounts would be payable as a result of the deemed termination.

(5)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Thompson's stock option agreement dated January 5, 2018 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in the grant agreement and the employment agreement, as applicable) within twelve months of the change of control, his remaining unvested options immediately vest. The January 5, 2018 stock option agreement also provides that if Mr. Thompson is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of such grant, then he is entitled to receive a pro rata portion of the options on the remaining vesting dates and the full amount of the options if the termination occurs after twelve months of such grant.

Mr. Thompson's stock option agreement dated January 5, 2017 provides that in the event of a change of control, if Mr. Thompson is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of the change of control, his remaining unvested options immediately vest.

Mr. Thompson was awarded 118,000 RSUs under his RSU agreement dated September 4, 2015. These RSUs vested over three years and are now fully vested. Except for RSUs distributed as stock and sold to pay for taxes, these RSUs have not been paid as stock to Mr. Thompson and he is entitled to receive the remaining 113,591 RSUs as shares of common stock within thirty days of his termination for any reason.

Mr. Thompson's RSU agreements dated January 5, 2017, January 5, 2018 and January 4, 2019 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated or he resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his remaining unvested RSUs immediately vest. Except for the January 4, 2019 agreement, these agreements also provide that if Mr. Thompson is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of such grant, then he is entitled to receive a pro rata portion of the RSUs on the remaining vesting dates and the full amount of the RSUs if the termination occurs after twelve months of such grant.

Mr. Thompson's Matching PRSU agreements dated March 18, 2016 and May 6, 2016 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his target PRSU awards immediately vest.

Mr. Thompson's Aspirational PRSU award agreement dated August 7, 2017 provides that if a change of control occurs on or after December 31, 2019 but before the first performance metric determination date and if the minimum performance metric was not met, then Mr. Thompson will receive time-based vesting RSUs in an amount equal to one-half of the number of PRSUs initially granted thereunder.
(6)
Mr. Thompson would be eligible to continue to participate in welfare benefit plans offered by the Company for a period of two years and Messrs. Rao, Anderson and Vollet for one year, following termination without Cause or resignation for Good Reason.

(7)
For Messrs. Rao, Anderson and Vollet, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason represents twelve months of base salary.

(8)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Rao's stock option agreement dated January 5, 2018 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest. The January 5, 2018 stock option agreement also provides that if Mr. Rao is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of such grant, then he is entitled to receive a pro rata portion of the options on the remaining vesting dates and the full amount of the options if the termination occurs after twelve months of such grant.

Mr. Rao's stock option agreement dated January 5, 2017 provides that in the event of a change of control, if Mr. Rao is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of the change of control, his remaining unvested options immediately vest.

Mr. Rao's RSU agreements dated February 11, 2016, January 5, 2017, October 13, 2017, January 5, 2018 and January 4, 2019 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in the grant agreement or his employment agreement, as applicable) within twelve months of such change of control, then his remaining unvested RSUs immediately vest. Except for the January 4, 2019 agreement, these agreements also provide that if Mr. Rao is terminated without cause or he resigns for good reason (as defined in the grant agreement or his employment agreement, as applicable) within twelve months of such grant, then he is entitled to receive a pro rata portion of the RSUs on the remaining vesting dates and the full amount of the RSUs if the termination occurs after twelve months of such grant.

Mr. Rao's Matching PRSU agreement dated June 3, 2016 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of such change of control, then his target PRSU awards immediately vest.

Mr. Rao's Aspirational PRSU award agreements dated August 7, 2017 and October 13, 2017 provide that if a change of control occurs on or after December 31, 2019 but before the first performance metric determination date and if the minimum performance metric was not met, then Mr. Rao will receive time-based vesting RSUs in an amount equal to one-half of the number of PRSUs initially granted thereunder.

(9)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Anderson's stock option agreement January 5, 2018 provides that if he is terminated due to disability, death or, in the event of a change of control, if Mr. Anderson is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest. The January 5, 2018 stock option agreement also provides that if Mr. Anderson is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of such grant, then he is entitled to receive a pro rata portion of the options on the remaining vesting dates and the full amount of the options if the termination occurs after twelve months of such grant.

Mr. Anderson's stock option agreement dated January 5, 2017 provides that in the event of a change of control, if Mr. Anderson is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest.

Mr. Anderson's RSU agreements dated February 11, 2016, January 5, 2017, January 5, 2018 and January 4, 2019 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated or he resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his remaining unvested RSUs immediately vest. Except for the January 4, 2019 agreement, these agreements also provide that if Mr. Anderson is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of such grant, then he is entitled to receive a pro rata portion of the RSUs on the remaining vesting dates and the full amount of the RSUs if the termination occurs after twelve months of such grant.

Mr. Anderson's Matching PRSU agreement dated March 18, 2016 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his target PRSU awards immediately vest.

Mr. Anderson's Aspirational PRSU award agreement dated August 7, 2017 provides that if a change of control occurs on or after December 31, 2019 but before the first performance metric determination date and if the minimum performance metric was not met, then Mr. Anderson will receive time-based vesting RSUs in an amount equal to one-half of the number of PRSUs initially granted thereunder.

(10)
For Mr. Montgomery, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes a lump sum payment equal to one year of base salary.  Mr. Montgomery's cash severance amounts are denominated in British Pounds and have been converted to United States Dollars using the spot conversion rate as of December 31, 2019.

(11)	For death while in service to the Company, insurance coverage exists which will provide for four times base salary paid in a lump sum, of which the payout as of December 31, 2019 would have been $1,631,408. This benefit is available to all other employees who work in the United Kingdom (UK) at three times base salary. In addition, a widow’s benefit insurance contract exists that pays an amount of up to 25% of base salary until normal retirement age of 65. The payout for this component would have been approximately $611,778 as of December 31, 2019. The widow’s benefit is only available to Mr. Montgomery. Mr. Montgomery also has Company-provided insurance coverage providing a lump sum payment of four times base salary at the time he experiences an illness or injury preventing him from future service. The payout as of December 31, 2019, would have been $1,631,408. This benefit is available to all other members of the management team in the UK at three times base salary. In the case of a critical illness, Mr. Montgomery's policy would provide for three times base salary, but that amount is capped at £500,000 ($663,100). In the case of long term disability, permanent health insurance coverage will be provided in an amount of $224,319 per year until normal retirement age. The permanent health insurance coverage benefit is only available to Mr. Montgomery. Each of these amounts is based on Mr. Montgomery’s base salary, which is denominated in British Pounds, and has been converted to United States Dollars using the spot conversion rate as of December 31, 2019.
(12)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Montgomery's stock option agreement dated January 5, 2018 provides that if he is terminated due to disability, death or, in the event of a change of control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest. The January 5, 2018 stock option agreement also provides that if Mr. Montgomery is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of such grant, then he is entitled to receive a pro rata portion of the options on the remaining vesting dates and the full amount of the options if the termination occurs after twelve months of such grant.

Mr. Montgomery's stock option agreement dated January 5, 2017 provides that in the event of a change of control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest.

Mr. Montgomery's RSU agreements dated February 11, 2016, January 5, 2017, January 5, 2018 and January 4, 2019 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated or he resigns for good reason (as defined in his employment agreement) within twelve months of such change of control, then his remaining unvested RSUs immediately vest. Except for the January 4, 2019 agreement, these agreements also provide that if Mr. Montgomery is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of such grant, then he is entitled to receive a pro rata portion of the RSUs on the remaining vesting dates and the full amount of the RSUs if the termination occurs after twelve months of such grant.

Mr. Montgomery's Aspirational PRSU award agreement dated August 7, 2017 provides that if a change of control occurs on or after December 31, 2019 but before the first performance metric determination date and if the minimum performance metric was not met, then Mr. Montgomery will receive time-based vesting RSUs in an amount equal to one-half of the number of PRSUs initially granted thereunder.

(13)	For Mr. Montgomery, the amount presented under Pension benefits for Termination by Company without Cause and for Employee Resignation for Good Reason includes continuation of pension benefits for a period of twelve months.
(14)	For Mr. Montgomery, the amount presented under Car Allowance benefits for Termination by Company without Cause and for Employee Termination for Good Reason includes continuation of car allowance benefits for a period of twelve months.

(15)	The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Vollet's stock option agreement dated January 5, 2018 provides that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of the change of control, his remaining unvested options immediately vest. The January 5, 2018 stock option agreement also provides that if Mr. Vollet is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of such grant, then he is entitled to receive a pro rata portion of the options on the remaining vesting dates and the full amount of the options if the termination occurs after twelve months of such grant.
Mr. Vollet's stock option agreement dated January 5, 2017 provides that in the event of a change of control, if Mr. Vollet is terminated without cause or resigns for good reason (as defined in the grant agreement) within twelve months of the change of control, his remaining unvested options immediately vest.
Mr. Vollet's RSU agreements dated February 11, 2016, January 5, 2017, January 5, 2018 and January 4, 2019 provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or he resigns for good reason (as defined in the grant agreement or his employment agreement, as applicable) within twelve months of such change of control, then his remaining unvested RSUs immediately vest. Except for the January 4, 2019 agreement, these agreements also provide that if Mr. Vollet is terminated without cause or he resigns for good reason (as defined in his employment agreement) within twelve months of such grant, then he is entitled to receive a pro rata portion of the RSUs on the remaining vesting dates and the full amount of the RSUs if the termination occurs after twelve months of such grant
Mr. Vollet's Matching PRSU agreements dated March 18, 2016 and May 6, 2016, respectively, provide that if he is terminated due to disability, death or, in the event of a change of control, he is terminated without cause or resigns for good reason (as defined in the grant agreements) within twelve months of such change of control, then his target PRSU awards immediately vest.
Mr. Vollet's Aspirational PRSU award agreements dated August 7, 2017 and February 8, 2018 provide that if a change of control occurs on or after December 31, 2019 but before the first performance metric determination date and if the minimum performance metric was not met, then Mr. Vollet will receive time-based vesting RSUs in an amount equal to one-half of the number of PRSUs initially granted thereunder.

2019 CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K promulgated under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2019 (our "CEO pay ratio"). Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
The ratio of the annual total compensation of our CEO, calculated as described above, to the median of the annual total compensation of all employees for 2019 was 296 to 1. This ratio is slightly higher than in 2018 because we paid a bonus for 2019 earnings.

To calculate the ratio above, we used the same median employee that we had identified as of October 1, 2017 and used again in 2018. We believe there have been no changes in our employee population or our compensation arrangements in 2019 that would result in a material change in our pay ratio disclosure or our median employee.
Methodology for Determining Our Median Employee. For purposes of the above CEO pay ratio disclosure, we are required to identify a median employee based on our worldwide workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). The median employee is determined by identifying the employee whose compensation is at the median of the compensation of our employee population (other than our CEO). Accordingly, to identify the median of the compensation of our employee population, the methodology and the material assumptions and estimates that we used were as follows:

Employee Population

•Total Global Population. This is the third year in which we will use the same median employee that we selected as of October 1, 2017. When we selected our median in 2017, we determined that as of October 1, 2017 our employee population consisted of approximately 7,000 individuals working for Tempur Sealy. As of October 2, 2018, our employee population consisted of approximately 6,200 individuals working for Tempur Sealy and as of October 1, 2019, our employee population consisted of approximately 6,800 individuals working for Tempur Sealy.

Compensation Measure Used to Identify the Median Employee

•Given the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, for purposes of measuring the compensation of our employees to identify the median employee in 2017, rather than using annual total compensation, we selected base salary/wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) paid through October 1, 2017 as the compensation measure. We annualized the compensation of employees to cover the full calendar year, and also annualized any new hires in 2017 as if they were hired at the beginning of the fiscal year, as permitted by SEC rules, in identifying the median employee. We did not change our compensation practices in 2018 or in 2019, so believe the methodology used in 2017 is applicable to 2019 and, thus, using the same median employee is appropriate.
•We did not make any cost-of-living adjustments in identifying the median employee.
Annual Total Compensation of Median Employee. In order to determine the annual total compensation of the median employee, we compared the elements of compensation that we calculated in 2017 for our median employee with employee's compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $48,205 for 2019.

Annual Total Compensation of Chief Executive Officer. With respect to the annual total compensation of our CEO, in accordance with SEC rules, we included the amount reported for Mr. Thompson in the "Total" column for 2019 in the Summary Compensation Table included in this Proxy Statement.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

During the calendar year ended December 31, 2019, the Company's non-employee Directors received annual compensation for their service on the Board as described below. The compensation described represents the Director compensation programs in effect for the 2018 and 2019 Board years, which covered the periods from the 2018 Annual Meeting in May 2018 to the 2019 Annual Meeting in May 2019 ("2018 Board Year") and from the 2019 Annual Meeting to the 2020 Annual Meeting scheduled for May 7, 2020 ("2019 Board Year").

Description of Compensation	2018 Board Year	2019 Board Year
Annual Retainer:	$90,000 cash retainer, payable in equal quarterly installments	$90,000 cash retainer, payable in equal quarterly installments
Annual Equity Award Grant:	An annual equity award targeted at $130,000 and granted as DSUs.	An annual equity award targeted at $130,000 and granted as DSUs.
Annual Lead Director Retainer:	A supplemental equity award targeted at $35,000 and granted as DSUs.	A supplemental equity award targeted at $35,000 and granted as DSUs.
Annual Committee Chair Retainer: • Audit • Compensation • Nominating and Corporate Governance	• Cash retainer of $15,000 • Cash retainer of $15,000 • Cash retainer of $10,000	• Cash retainer of $20,000 • Cash retainer of $15,000 • Cash retainer of $15,000
Committee Member Retainer: • Audit • Compensation • Nominating and Corporate Governance	• No Additional Compensation • No Additional Compensation • No Additional Compensation	• No Additional Compensation • No Additional Compensation • No Additional Compensation
Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings

The following table sets forth the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company's non-employee Directors during the calendar year ended December 31, 2019. Mr. Thompson does not receive any additional compensation for serving on the Board. In accordance with the policies of H Partners, of which he was a Partner, Mr. Ruchim declined to accept any compensation.

	Fees Earned Or Paid In Cash ($)(1)	Stock Awards(2)(6)		Option Awards(3)		Non-Equity Incentive Plan Compen-sation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All other Compen-sation($)
Name		$	#	$	#				Total ($)
Evelyn S. Dilsaver	107,500	130,000	2,096	—	—	—	—	—	237,500
Cathy R. Gates	90,000	130,000	2,096	—	—	—	—	—	220,000
John A. Heil	102,500	130,000	2,096	—	—	—	—	—	232,500
Jon L. Luther	105,000	130,000	2,096	—	—	—	—	—	235,000
Richard W. Neu(4)	—	255,000	3,977	—	—	—	—	—	255,000
Arik W. Ruchim(5)	—	—	—	—	—	—	—	—	—
Robert B. Trussell, Jr.	90,000	130,000	2,096	—	—	—	—	—	220,000

(1)	Director compensation is based on the Board year, which is the period from one annual meeting to the next annual meeting, and fees are paid in arrears at the end of July, October, January and April. As required by SEC rules, the amounts shown in this table were paid during calendar year 2019. The table reflects amounts paid during the second half of the 2018 Board Year (which ended on May 9, 2019) and amounts paid through December 31, 2019 of the 2019 Board Year.
(2)	The DSUs granted during calendar year 2019 vest in four equal increments at the end of July 2019, October 2019, January 2020 and April 2020. Vesting of each DSU is subject to the applicable grant recipient being a member of the Board as of the applicable vesting date. All DSUs which become vested shall be paid on the third anniversary date of the grant date applicable to each DSU, or such later date elected by the director in accordance with the Non-Employee Director Deferred Compensation Plan. The value of the DSU awards set forth is the grant date fair value, calculated in accordance with FASB ASC 718. See the Company's Annual Report on Form 10-K for the year ended December 31, 2019 for a complete description of the valuations.
(3)	No stock options were granted to non-employee Board members during calendar year 2019.
(4)	In 2019 Mr. Neu elected to receive all of his cash compensation as equity. The number of shares awarded each quarter is calculated based upon the closing price of the Company's common stock on the date the cash would otherwise have been payable.
(5)	In accordance with the policies of H Partners, of which he is a Partner, Mr. Ruchim declined to accept any compensation.
(6)	The following table sets forth the aggregate number of options and stock awards outstanding for each director as of December 31, 2019, other than for Mr. Thompson whose outstanding equity awards are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table elsewhere in this Proxy Statement.

Name	Aggregate Option Awards Outstanding As of December 31, 2019	Aggregate DSU Awards Outstanding As of December 31, 2019
		Vested	Unvested(a)
Evelyn S. Dilsaver	7,988	6,497	1,048
Cathy R. Gates	—	3,156	1,048
John A. Heil	—	6,497	1,048
Jon L. Luther	1,669	6,497	1,048
Richard W. Neu	675	8,247	1,330
Arik W. Ruchim	—	—	—
Robert B. Trussell, Jr.	—	6,497	1,048

(a) Reflects DSUs granted to members of the Board that are unvested, or are vested, but are still subject to the applicable deferral period required in the award agreement. Shares released upon satisfaction of the applicable deferral period and still held by the Director are reflected in the Beneficial Ownership Table elsewhere in this Proxy Statement.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company's executive officers, Directors, and persons who own more than 5% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on the information made available to us during the year ended December 31, 2019, we believe that all required reports were timely filed, except for the inadvertent failure to timely file a Form 4 for each of Mr. Rao and Mr. Buster relating to restricted stock units ("RSUs") as described below. On March 5, 2019, the Compensation Committee determined that the performance condition had been satisfied relating to the following grants: the grant of 11,969 RSUs, subject to a performance condition, to Mr. Rao made on October 13, 2017; the grant of 15,955 RSUs, subject to a performance condition, to Mr. Buster made on September 5, 2017; and the grant of 18,800 matching performance RSUs, subject to a performance condition, made to Mr. Buster on November 9, 2017. Once the Compensation Committee determined that the performance condition had been satisfied for each of these awards, each award became subject only to time vesting restrictions. Accordingly, on March 5, 2019, the first annual installment of each grant vested, and these vested installments were reported on the same Form 4s that were filed on March 20, 2019 reporting the acquisition of these performance equity awards.

Certain Relationships and Related Transactions

As described above under "Board of Directors' Meetings, Committees of the Board and Related Matters - Policy Governing Related Party Transactions," the Board has adopted a written Related Party Transactions Policy requiring review and approval or ratification of any transaction qualifying as a related party transaction. No transactions requiring consideration under the Policy were identified for the year ended December 31, 2019.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT AUDITORS

We are asking stockholders to ratify the appointment of Ernst & Young LLP as Tempur Sealy International's independent auditors for the year ending December 31, 2020. Ernst & Young has served as independent auditor since 2002.

The Audit Committee annually considers the independence, qualifications and performance of Ernst & Young LLP. Such consideration includes reviewing the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussing with Ernst & Young LLP their independence. The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP's lead audit partner, oversees the required rotation of Ernst & Young LLP's lead audit partner responsible for the Company's audit and reviews and considers the selection of the lead audit partner. In addition, in order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company's independent registered public accounting firm.

In 2020, the Audit Committee also considered several factors in deciding whether to re-engage its independent registered public accounting firm including the length of time Ernst & Young LLP has served as the Company's independent auditors, Ernst & Young LLP's general reputation for adherence to professional auditing standards, the breadth and complexity of the Company's business and its global scope, and the resulting demands placed on the Company's auditing firm in terms of expertise in the Company's business, the quantity and quality of Ernst & Young LLP's staff and the Company's global reach.

Representatives of Ernst & Young LLP are expected to virtually attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. If you would like ask Ernst & Young LLP a question, please submit your question in writing at least twenty-four (24) hours in advance of the Annual Meeting to the following email address: investor.relations@tempursealy.com. Appropriate questions will be provided to Ernst & Young LLP so that it can respond to the questions during the Annual Meeting.

Although stockholder ratification of Ernst & Young LLP is not required by law, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection. In the event that stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment, but is not required to do so. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year should it determine that such change is in the best interests of the Company and its stockholders.

VOTE REQUIRED

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify such appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS TEMPUR SEALY INTERNATIONAL'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2020.

Fees for Independent Auditors During the Years Ended December 31, 2019 and 2018

The aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2019, and 2018 were approximately as follows (amounts in thousands):

	2019	2018
Audit fees (1)	$3,884	$4,097
Audit-related fees (2)	273	146
Tax fees (3)	3,014	2,801
Other (4)	191	278
Total	$7,362	$7,322
(1)Audit fees for 2019 and 2018 relate to professional services provided in connection with the audit of our consolidated financial statements and internal control over financial reporting, the reviews of our quarterly consolidated financial statements and audit services provided in connection with other regulatory filings and the statutory audits of certain subsidiaries. Audit fees also include fees associated with the implementation of new accounting standards.
(2)Audit-related fees in 2019 and 2018 principally relate to acquisition related due diligence services.
(3)Tax fees in 2019 consist of approximately $2.0 million for domestic and international tax compliance and related activities and $1.0 million for domestic and international tax advisory services. Tax fees in 2018 consist of approximately $1.6 million for domestic and international tax compliance and related activities and $1.2 million for tax services related to the impact of U.S. Tax Reform and certain one-time business restructuring activities.
(4)Other fees principally relate to permitted risk management advisory services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and scope of services and through discussions with the independent auditors and management, advises management if the Audit Committee approves the engagement of the independent auditors. The Audit Committee authorizes its Chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The services performed by the independent auditors may include audit services, audit-related services, tax services, and, in limited circumstances, other services.

During each of the years ended December 31, 2019, and 2018, the Audit Committee approved all of the services provided by the independent auditor in accordance with the foregoing policies and procedures.

Audit Committee Report

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board is responsible for providing independent, objective oversight with respect to the Company's accounting and financial reporting functions, internal and external audit functions, and system of internal controls regarding financial matters and legal, ethical and regulatory compliance. During 2019, the Audit Committee was composed of Evelyn S. Dilsaver, Cathy R. Gates, John A. Heil and Richard W. Neu. The Board has determined that each of these persons is "independent" as defined in the applicable rules of the New York Stock Exchange and the SEC. The Board has also determined that all Audit Committee members are "audit committee financial experts" as defined under the applicable rules of the SEC. The charter of the Audit Committee is available on Tempur Sealy International's investor website at http://www.investor.tempursealy.com/overview under the caption "Corporate Governance."

Management is responsible for the Company's internal controls and financial reporting processes. Ernst & Young LLP, the Company's independent auditor, is responsible for performing an independent audit of the Company's consolidated financial statements and the effectiveness of the Company's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee assists in fulfilling the oversight responsibilities of the Board of Directors relating to the integrity of the Company's financial statements and financial reporting process, the integrity of the Company's systems of internal accounting and financial controls, the performance of the Company's internal audit function and independent auditors, the independent auditors' qualifications, independence and audit of the Company's financial statements, the Company's risk management policies and processes, including cybersecurity risks, the Company's financial affairs, including capital allocation framework, and legal and regulatory compliance requirements.

In connection with its responsibilities, the Audit Committee met on nine occasions during 2019, either in person or via teleconference. These meetings involved representatives of management, internal auditors and the independent auditor. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with United States Generally Accepted Accounting Principles, and the Audit Committee has reviewed and discussed with management, internal auditors and the independent auditors the audited consolidated financial statements. The Audit Committee has also discussed with internal auditors and the independent auditors, with and without management present, the evaluations of the Company's internal controls, the overall quality of the Company's financial reporting, the quality of the Company's accounting principles, including all critical accounting policies and practices, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and all other material written communications between the independent auditor and management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the SEC and the PCAOB. The Audit Committee received written disclosures and a letter from the Company's independent auditors required by the applicable requirements of the PCAOB describing all relationships between the independent auditor and the Company that might bear on the independent auditors' independence. The Audit Committee has discussed with the independent auditors that firm's independence and satisfied itself as to the auditors’ independence. In addition, the Audit Committee has received written material addressing the independent auditors’ internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

Based on the review and discussions with management, internal auditors and the independent auditors referred to above, the Audit Committee recommended that the Board, and the Board has approved, that the audited consolidated financial statements for the year ended December 31, 2019 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC.

Submitted by,

AUDIT COMMITTEE:
Evelyn S. Dilsaver (Chair)
Cathy R. Gates
John A. Heil
Richard W. Neu

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC's rules. In 2017, in accordance with the Board's recommendation, the Company's stockholders voted for the option to hold such vote annually.

As described in detail under the heading "Executive Compensation and Related Information - Compensation Discussion and Analysis," above, our executive compensation programs are designed to attract, motivate, and retain our management talent, including our NEOs, and to reward them for strong Company performance and successful execution of our key business plans and strategies. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals and the realization of increased stockholder value. The Compensation Committee of the Board regularly reviews the Company's compensation programs to confirm that they are achieving these goals. Please read the "Compensation Discussion and Analysis," included elsewhere in this Proxy Statement, for additional details about our executive compensation programs, including information about the compensation of our NEOs in 2019.

As discussed more fully above and in the "Compensation Discussion and Analysis" section included elsewhere in this Proxy Statement:

•The vast majority of our executives' total compensation opportunity is in the form of incentive-based compensation, the majority of which is equity-based, tied to long-term performance objectives and aligned with stockholder interests.
•We tie performance-based incentives to metrics that drive the leadership team and other associates to accomplish our most important business goals.
•We require our executives to meet meaningful stock ownership and retention requirements.
•In 2015, we adopted a Clawback Policy providing that certain performance-based compensation is recoverable from specified officers, including the NEOs, if that officer has engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of the Company's financial results.
•We prohibit the hedging or pledging of Company securities by employees, executive officers and members of the Board.
•We prohibit the re-pricing or exchange of stock options or stock appreciation rights without stockholder approval.
•As described elsewhere in this Proxy Statement, we do not provide excessive perquisites. Other than those benefits described, we do not provide additional perquisites or benefits to our NEOs that differ from those provided to other employees.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our NEOs' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices as described in this Proxy Statement. Accordingly, we will ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis."

VOTE REQUIRED

The affirmative vote of the majority of shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting on the proposal is required to approve Proposal Three. The say-on-pay vote is advisory, and therefore not binding on Tempur Sealy International, its Compensation Committee or Board. The Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

OTHER INFORMATION

Anti-Hedging and Anti-Pledging Policy

The Company's Insider Trading and Confidentiality Policy prohibits employees, executive officers and members of the Board of Directors from engaging in any form of hedging transaction or monetization transactions relating to our Company securities, including the use of financial instruments such as prepaid variable forwards contracts, equity swaps, collars and exchange funds. In addition, with limited exceptions, our employees, executive officers and members of the Board of Directors are prohibited from holding Company securities in margin accounts and from pledging Company securities as collateral for loans. We believe that these policies further align executives' interests with those of our stockholders.

Stockholder Proposals for 2021 Proxy Statement

Under Rule 14a-8 of the Exchange Act, to submit a proposal for inclusion in our Proxy Statement for the 2021 Annual Meeting, stockholder proposals must be submitted in writing and received by the Company no later than 11:59 p.m., local time, on November 25, 2020, at the following address:

Corporate Secretary Tempur Sealy International, Inc. 1000 Tempur Way Lexington, Kentucky 40511

In addition, a stockholder may bring business before the 2021 Annual Meeting, other than a proposal included in the Proxy Statement, or may submit nominations for directors pursuant to the advance notice and proxy access provisions of the Company's By-Laws, if the stockholder complies with the requirements specified in Article II, Sections 2.12 and 2.13 of the By-Laws. The requirements include:

•providing written notice that is received by Tempur Sealy International's Corporate Secretary between December 8, 2020, and January 7, 2021 (subject to adjustment if the date of the 2021 Annual Meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2020 Annual Meeting, as provided in Article II, Section 2.12 and 2.13 of the By-Laws); and

•supplying the additional information listed in Article II, Sections 2.12 and 2.13 of the By-Laws.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2019, is available without charge to each stockholder, upon written request to the Corporate Secretary of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 and is also available on our investor website at http://www.investor.tempursealy.com/overview under the caption "SEC Filings."

Stockholders Sharing an Address

Only one copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials is being delivered to multiple stockholders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K, the Proxy Statement or Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials, or to receive separate copies in the future, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write to the Investor Relations Department of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 or call the Investor Relations Department of Tempur Sealy International at (800) 805-3635.

Cost of Solicitation

Tempur Sealy International will pay the costs of soliciting proxies from stockholders. Certain of our officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies, either personally or by telephone, on behalf of Tempur Sealy International. We will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Tempur Sealy International stock. Tempur Sealy International has retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $15,000 plus reasonable out-of-pocket expenses. Other proxy solicitation expenses that Tempur Sealy International will pay include those for preparing, mailing, returning and tabulating the proxies.

APPENDIX A

NON-GAAP FINANCIAL INFORMATION

We provide information regarding adjusted EPS, EBITDA, adjusted EBITDA and free cash flow, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, operating income (expense) and net cash provided by operating activities as a measure of operating performance. We believe these non-GAAP financial measures provide investors with performance measures that better reflect our underlying operations and trends, providing a perspective not immediately apparent from net income, earnings per share, operating income (expense) and net cash provided by operating activities. The adjustments we make to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which we do not consider to be the fundamental attributes or primary drivers of our business.

We believe that exclusion of these items assists in providing a more complete understanding of our underlying results from continuing operations and trends, and we use these measures along with the corresponding GAAP financial measures to manage our business, to evaluate our consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP measures include that these measures do not present all of the amounts associated with our results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

 Reconciliation of net income to EBITDA and Adjusted EBITDA

The following table sets forth the reconciliation of our reported net income to the calculation of EBITDA and adjusted EBITDA for the years ended December 31, 2019, and 2018:

(in millions)	2019	2018
Net income	$189.5	$100.5
Interest expense, net	85.7	92.3
Income tax provision	74.7	49.6
Depreciation and amortization	118.5	113.7
EBITDA	468.4	356.1
Adjustments:
Loss from discontinued operations, net of tax (1)	1.4	17.8
Customer-related charges (2)	29.8	21.2
Charitable stock donation (3)	8.9	—
Acquisition-related costs and other (4)	6.1	—
Credit facility amendment (5)	0.7	—
Other income (6)	(7.2)	—
Restructuring costs (7)	—	22.3
Supply chain transition costs (8)	—	7.3
Adjusted EBITDA	$508.1	$424.7

A-1

(1)	Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2019 Credit Agreement. Therefore, these subsidiaries are excluded from our adjusted financial measures for covenant compliance purposes.
(2)	In the fourth quarter of 2019, we recorded $29.8 million of customer-related charges in connection with the bankruptcy of Mattress PAL and resulting significant liquidity issues of Mattress PAL's affiliates to fully reserve trade receivables and other assets associated with this account. In the fourth quarter of 2018, we recorded $21.2 million of customer-related charges in connection with the bankruptcy of iMS to fully reserve trade receivables and other assets associated with this account.
(3)	In the fourth quarter of 2019, we recorded an $8.9 million charge related to the donation of common stock at fair market value to certain public charities.
(4)	In the first half of 2019, we recorded $6.1 million of acquisition-related and other costs, primarily related to post acquisition restructuring charges and professional fees incurred in connection with the acquisition of substantially all of the net assets of iMS by an affiliate of ours.
(5)	In the fourth quarter of 2019, we incurred $0.7 million of professional fees in connection with the amendment of the senior secured credit facility.
(6)	In the first quarter of 2019, we recorded $7.2 million of other income related to the sale of our interest in a subsidiary of the Asia-Pacific joint venture.
(7)	In 2018, we recorded $24.9 million of restructuring costs, including $2.6 million of depreciation expense and $1.3 million of other expense, net. These costs included $11.5 million of charges related to the operational alignment of a joint venture that was wholly owned in the North America business segment, which included $6.1 million in cost of sales and $1.3 million of other expense, net. Restructuring costs also included $8.5 million of expenses in the International business segment related to International simplification efforts, which included $0.3 million in cost of sales. Corporate recorded $4.9 million of professional fees related to restructuring activities.
(8)	In 2018, we recorded $7.3 million of supply chain transition costs which represent charges incurred to consolidate certain manufacturing and distribution facilities, including $5.6 million in cost of sales and $0.8 million of other expense.

A-2

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 6, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TPX2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 6, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D06837-P33422

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEMPUR SEALY INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Eight Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Evelyn S. Dilsaver	☐	☐	☐
1b. Cathy R. Gates	☐	☐	☐
1c. John A. Heil	☐	☐	☐
1d. Jon L. Luther	☐	☐	☐
1e. Richard W. Neu	☐	☐	☐
1f. Arik W. Ruchim	☐	☐	☐
1g. Scott L. Thompson	☐	☐	☐
1h. Robert B. Trussell, Jr.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2020; AND	☐	☐	☐
3. ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.	☐	☐	☐

NOTE: This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by Internet, phone or giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting a later-dated proxy. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur Sealy International, Inc. called for May 7, 2020 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2019 prior to the signing of this proxy.

Please sign exactly as name appears on this proxy. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D06838-P33422

PROXY CARD

TEMPUR SEALY INTERNATIONAL, INC.
PROXY FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of TEMPUR SEALY INTERNATIONAL, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Joseph M. Kamer and Bhaskar Rao, each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2020 Annual Meeting of Stockholders of Tempur Sealy International, Inc. to be held virtually at 8:30 a.m. Central Daylight Time, on May 7, 2020, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the Annual Meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International, Inc. prior to the meeting a later-dated proxy. The undersigned hereby acknowledges receipt of a hard copy of, or electronic access to, a Notice of Annual Meeting of Stockholders of Tempur Sealy International, Inc. called for May 7, 2020 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2019 prior to the signing of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(IMPORTANT - PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE OF THIS CARD)

Continued and to be signed on reverse side